UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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LaSalle Hotel Properties
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LASALLE HOTEL PROPERTIES
3 Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 30, 2013

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of LaSalle Hotel Properties (the “Company”) will be held on Tuesday, April 30, 2013 at 9:00 a.m., local time, at the Hotel Palomar, 2121 P Street, NW, Washington, DC 20037, for the following purposes:

1.	to elect two Class III trustees of the Company to serve until the 2016 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	to ratify the appointment of the Company’s independent registered public accountants for the year ending December 31, 2013; and

3.	to approve, by non-binding vote, executive compensation.
In addition, shareholders will consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.
Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.
The Board of Trustees has fixed the close of business on February 20, 2013 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only shareholders of record of the Company’s common shares of beneficial interest, $0.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.
Pursuant to rules promulgated by the Securities and Exchange Commission, the Company is providing access to its proxy materials over the Internet. On or about March 20, 2013, the Board of Trustees expects to mail the Company’s shareholders either (i) a copy of the Proxy Statement, the accompanying proxy card, the Annual Report and a Notice of Internet Availability of Proxy Materials (the “Notice”), which will indicate how to access the Company’s proxy materials on the Internet or (ii) a Notice only.
Whether or not you plan to attend the Annual Meeting, your vote is very important, and the Company encourages you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting will be contained in the proxy card or Notice that you receive. If you execute a proxy by telephone, over the Internet or by mailing in a proxy card, but later decide to attend the Annual Meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

By Order of the Board of Trustees

Bruce A. Riggins
Secretary
Bethesda, Maryland
March 20, 2013

LASALLE HOTEL PROPERTIES
3 Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 30, 2013

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of LaSalle Hotel Properties (the “Company”) for use at the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held at the Hotel Palomar, 2121 P Street, NW, Washington, DC 20036, at 9:00 a.m. local time on Tuesday, April 30, 2013, and at any adjournments or postponements thereof. At the Annual Meeting, shareholders will be asked:

1.	to elect two Class III trustees of the Company to serve until the 2016 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	to ratify the appointment of the Company’s independent registered public accountants for the year ending December 31, 2013; and

3.	to approve, by non-binding vote, executive compensation.
In addition, shareholders will consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.
Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials over the Internet. On or about March 20, 2013, the Board of Trustees expects to mail the Company’s shareholders either (i) a copy of this Proxy Statement, including the Notice of Annual Meeting attached hereto, the accompanying proxy card, the Company’s Annual Report and Notice of Internet Availability of Proxy Materials (the “Notice”) or (ii) a Notice only, each in connection with the solicitation of proxies by the Board of Trustees for use at the Annual Meeting and any adjournments or postponements thereof. On the date of mailing, the Company’s proxy materials will be publicly available on the Internet according to the instructions provided in the Notice.
If you received a Notice by mail, you will not receive a printed copy of the proxy materials other than as described herein. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the Notice.
Record Date
The Board of Trustees has fixed the close of business on February 20, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record of the Company’s common shares of beneficial interest, $0.01 par value per share (the “Common Shares”), at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. As of the record date, there were 95,537,122 Common Shares outstanding and entitled to vote at the Annual Meeting. Holders of Common Shares outstanding as of the close of business on the record date will be entitled to one vote for each Common Share held by them.
Quorum Requirements
The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding Common Shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes,” or proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote such shares on a particular matter with respect to which the broker or nominee does not have discretionary voting power, such as the election of trustees, are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
Special Note Regarding Shares Held in Broker Accounts
On July 1, 2009, the SEC approved a change to New York Stock Exchange (“NYSE”) Rule 452 that eliminated the ability of brokers to exercise discretionary voting in uncontested trustee elections. The change, which is effective for shareholder meetings that are held on or after January 1, 2010, prohibits NYSE member organizations from giving a proxy to vote with respect to an election of trustees without receiving voting instructions from a beneficial owner. Therefore, brokers will not be entitled to vote shares at the Annual Meeting with respect to the election of trustees without instructions by the beneficial owner of the shares. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of trustees.
Voting Procedures
The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of the two Class III trustees. For purposes of the election of trustees, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. The Company’s bylaws, however, provide that any nominee for trustee elected in an uncontested election at an Annual Meeting of Shareholders must submit a written resignation offer to the Board of Trustees within two weeks after the Company’s certification of the election results, if the nominee received a greater number of votes withheld from his or her election than votes for such election. The Nominating and Governance Committee will then evaluate the best interests of the Company and its shareholders and recommend to the Board of Trustees the action to be taken with respect to any tendered resignation. Any trustee tendering a resignation offer to the Board of Trustees will not participate in the Committee or Board consideration of whether to accept such resignation offer.
The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is necessary to ratify the appointment of the Company’s independent registered public accountants, which is considered a routine matter. For purposes of the vote on the ratification of the appointment of the Company’s independent registered public accounts, abstentions will not be counted as votes cast and will have no effect on the result of the vote.
The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is necessary to approve, by non-binding vote, executive compensation. For purposes of the vote on executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. Although the advisory vote on proposal 3 is non-binding, as provided by law, the Company’s board will review the results of the vote and will take it into account in making a determination concerning executive compensation.
Shareholders of the Company are requested to direct their vote by telephone or the Internet as indicated in their Notice. Alternatively, shareholders may complete, sign, date and promptly return the proxy card that accompanied proxy materials that may have been mailed to the shareholder. Common Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted (other than by an institution subject to NYSE Rule 452) and no instructions are given, the proxy will be voted FOR the election of the two nominees for Class III trustees of the Company named in this Proxy Statement, FOR ratification of the Audit Committee’s appointment of the Company’s independent registered public accountants for the year ending December 31, 2013 and FOR the approval of executive compensation. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.
A shareholder of record may revoke a proxy at any time before such proxy has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, by submitting another proxy by telephone or via the Internet that is later dated or by appearing in person and voting by ballot at the Annual Meeting. Any shareholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the Annual Meeting will not constitute revocation of a previously given proxy.
The Company’s Annual Report on Form 10-K for its year ended December 31, 2012, which includes financial statements for the year then ended, is available for review on the Internet according to the directions provided in the Notice and at the Company’s website at www.lasallehotels.com. The Company’s Annual Report on Form 10-K, however, is not part of the proxy solicitation material.

PROPOSAL 1: ELECTION OF TRUSTEES
The Board of Trustees of the Company currently consists of eight members and is divided into three classes, with the trustees in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each Annual Meeting of Shareholders. Mr. Donald S. Perkins will not seek re-election as a trustee at the end of his current term, which expires at the Annual Meeting.
At the Annual Meeting, two trustees will be elected to serve until the 2016 Annual Meeting of Shareholders and until their successors are duly elected and qualified. The Board of Trustees has nominated Mr. Stuart L. Scott and Ms. Denise M. Coll to serve as the Class III trustees. Mr. Scott and Ms. Coll are currently serving as Class III trustees of the Company. Mr. Scott and Ms. Coll are collectively referred to as the “Nominees.” The Board of Trustees anticipates that each Nominee will serve, if elected, as a trustee. However, if any person nominated by the Board of Trustees is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Trustees may recommend.
The Board of Trustees recommends a vote FOR each Nominee.
Information Regarding the Nominees and the Continuing Trustees
The following table and biographical descriptions set forth certain information with respect to each Nominee for election as a Class III trustee at the Annual Meeting and the Class I and Class II continuing trustees whose terms expire at the Annual Meetings of Shareholders in 2014 and 2015, respectively. As a general matter, the Board considers each of its members particularly qualified to serve as a trustee given each member’s senior executive management and professional public company experiences. The Board has identified specific attributes of each continuing trustee or Nominee that the Board has determined qualify that person for service on the Board.

Name	Age	Trustee Since	Amount and Nature of Beneficial Ownership of Common Shares(1)		Percent of Class(2)
Class I Continuing Trustees (Terms Expire in 2014)
Michael D. Barnello	47	2008	222,358		*
Donald A. Washburn	68	1998	53,837		*
Class II Continuing Trustees (Terms Expire in 2015)
Jeffrey T. Foland	42	2012	2,428		*
Darryl Hartley-Leonard	67	1998	6,878	(3)	*
William S. McCalmont	57	2000	14,479	(3)	*
Class III Nominees for Election at the Annual Meeting (Terms Expire in 2016)
Denise M. Coll	59	2013	—		—
Stuart L. Scott	74	1998	126,572	(3)	*
Retiring Trustee (Term Ending at the Annual Meeting)
Donald S. Perkins	85	1998	22,152	(3)	*

* Represents less than one percent of class.
(1) All information has been determined as of February 20, 2013. For purposes of this table, a person is deemed to have “beneficial ownership” of the number of Common Shares which such person has the right to acquire pursuant to the exercise of share options exercisable within 60 days of February 20, 2013. None of the trustees has pledged any of their Common Shares as collateral.
(2) For purposes of computing the percentage of outstanding Common Shares held by each person, any Common Shares which such person has the right to acquire within 60 days of February 20, 2013 pursuant to the exercise of share options are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percent ownership of any other person.
(3) The number of Common Shares beneficially owned by the following persons does not include the number of Common Shares deferred as a portion of or all of such disinterested trustees’ annual retainer (as discussed in “—Trustee Compensation” below): Mr. Hartley-Leonard – 12,647; Mr. McCalmont – 21,903; Mr. Perkins – 44,555; and Mr. Scott – 41,778. Holders of Deferred Common Shares receive additional deferred shares in an amount equal to the amount of any dividends paid on the Common Shares exchangeable for the outstanding deferred shares, divided by the average closing price of the Common Shares on the NYSE during the 10 trading days preceding the first day on which the Common Shares begin trading without entitlement to the applicable dividend. The total number of Deferred Common Shares for each trustee discussed in this footnote 3 includes additional deferred shares acquired through dividend reinvestment through December 31, 2012.

Class III Nominees for Election at the Annual Meeting——Terms Expire in 2016
Denise M. Coll served as President, North America Division of Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT) (“Starwood”), leading Starwood’s largest region with over 500 hotels, from December 2007 to March 2013. During her tenure, Ms. Coll successfully navigated Starwood’s North American hotels through the economic downturn and oversaw substantial growth in Starwood’s hotel footprint within North America. She also spearheaded the launch of two new brands, Aloft and Element. Ms. Coll serves on the advisory board of the Boston University School of Hospitality and the advisory boards of University of Massachusetts’ HRTA and Eisenberg School of Management. She is a member of the American Hotel & Lodging Association and currently serves as the Chairman of its Multicultural & Diversity Advisory Council. Ms. Coll holds a B.S. in hotel, restaurant and travel administration from the University of Massachusetts and an M.B.A. from Simmons College.
The Board has determined that it is in the best interests of the Company and its shareholders for Ms. Coll, in light of her expertise in the hospitality industry and her significant hotel operational experience, to continue to serve as a trustee of the Board, subject to shareholder approval at the Annual Meeting.
Stuart L. Scott is the Company’s Chairman of the Board of Trustees. He was appointed to that position effective September 13, 2009. Mr. Scott was also Chairman of the Company’s Board of Trustees from April 1998 to

December 31, 2000. Mr. Scott was co-Chief Executive Officer of Jones Lang LaSalle and its predecessor entities from 1990 to 1992 and sole Chief Executive Officer from 1992 through 2001 and again for the year 2004. He retired from that firm at the end of 2004. Mr. Scott also served as Chairman of the Board of Directors of Jones Lang LaSalle and its predecessor entities from December 1992 through December 2001. Mr. Scott holds a B.A. from Hamilton College and a J.D. from the Northwestern University School of Law.
The Board has determined that it is in the best interests of the Company and its shareholders for Mr. Scott, in light of his commercial real estate and public company chairmanship experiences, to continue to serve as a trustee of the Board, subject to shareholder approval at the Annual Meeting. In addition, Mr. Scott brings significant executive management experience to the Board and historical perspective on the Company’s origins and evolution, as Mr. Scott was a founder of the Company’s predecessor at Jones Lang LaSalle.
Class I Continuing Trustees—Terms Expire in 2014
Michael D. Barnello was appointed President of the Company effective May 31, 2008 and Chief Executive Officer effective September 13, 2009. Mr. Barnello previously served as the Company’s Chief Operating Officer, a position he has held since the Company’s formation. Prior to his appointment as President, Mr. Barnello served as Executive Vice President of Acquisitions of the Company. He is also President of LaSalle Hotel Lessee, Inc. Mr. Barnello joined Jones Lang LaSalle in April 1995 as a Vice President. Prior to April 1995, Mr. Barnello was a Vice President with Strategic Realty Advisors, formerly known as VMS Realty Partners, where he was responsible for hotel asset management from 1990 to 1995. Concurrently, Mr. Barnello was a Vice President at Stone-Levy LLC, an affiliate of Strategic Realty Advisers, where he was responsible for hotel acquisitions. Mr. Barnello holds a B.S. in Hotel Administration from the Cornell School of Hotel Administration.
The Board has determined that it is in the best interests of the Company and its shareholders for Mr. Barnello, in light of his day-to-day Company-specific operational experience and his significant hotel acquisition and management experience, to continue to serve as a trustee of the Board.
Donald A. Washburn is a private investor. Mr. Washburn is a retired Executive Vice President of Northwest Airlines, Inc. (“Northwest”) and was the Chairman and President-Northwest Cargo, Inc. Mr. Washburn joined Northwest in 1990 and served in a number of capacities, including Executive Vice President-Customer Service and Operations. Prior to joining Northwest, Mr. Washburn was a Corporate Senior Vice President of Real Estate Acquisitions and Development for Marriott Corporation and most recently Executive Vice President and general manager of its Courtyard Hotel division. Mr. Washburn is a director of Amedisys, Inc., The Greenbrier Companies, Inc., Key Technology, Inc. and one privately-held company. Mr. Washburn serves as a private equity fund advisory board member of Spell Capital Fund II and IV. Mr. Washburn graduated from Loyola University of Chicago, Kellogg School of Management at Northwestern University and the Northwestern University School of Law.
The Board has determined that it is in the best interests of the Company and its shareholders for Mr. Washburn, in light of his senior hotel and airline expertise and his significant board experience, to continue to serve as a trustee of the Board.
Class II Continuing Trustees—Terms Expire in 2015
Jeffrey T. Foland currently serves as Executive Vice President, Marketing, Technology and Strategy of United Airlines (“United”). Mr. Foland is responsible for all marketing, loyalty, technology, strategy and customer experience groups for United. This portfolio includes all of United’s contact centers and Mileage Plus Holdings, LLC, which operates the loyalty program, credit card business, media sales and external partnerships related to the loyalty program currency. Prior to assuming his current position, Mr. Foland was Executive Vice President of Strategy, Technology and Business Development for United. He has also held roles as Executive Vice President and President of Mileage Plus Holdings, LLC and was the Senior Vice President of Worldwide Marketing and Sales, where he was responsible for all marketing, sales, contact centers, customer relations, eCommerce and distribution activities worldwide. Before joining United in 2005, Mr. Foland served as a principal at ZS Associates, a global sales and marketing consulting firm. He was responsible for consulting with sales organizations in more than a dozen industries and led large-scale sales and marketing transformation initiatives. Foland has also held positions in the automotive and aerospace industries. Mr. Foland serves on the board of trustees for Adler Planetarium and Astronomy Museum and the Wings Club. He holds a bachelor’s degree in mechanical engineering from Purdue University and an M.B.A. from the University of Michigan.
The Board has determined that it is in the best interests of the Company and its shareholders for Mr. Foland, in light of his marketing experience and his knowledge and experience within the travel industry, to continue to serve as a trustee of the Board.
Darryl Hartley-Leonard is a private investor. Mr. Hartley-Leonard was Chairman and CEO of PGI (an event production agency) from 1998 until 2005 and is a retired Chairman of the Board, President and Chief Executive/Chief Operating Officer of Hyatt Hotels Corporation. Mr. Hartley-Leonard is a director of Jones Lang LaSalle, a global real estate service company. Mr. Hartley-Leonard holds a B.A. from Blackpool Lancashire College of Lancaster University and an honorary doctorate of business administration from Johnson and Wales University.
The Board has determined that it is in the best interests of the Company and its shareholders for Mr. Hartley-Leonard, in light of his global commercial real estate experience and his senior hotel expertise, to continue to serve as a trustee of the Board.
William S. McCalmont served as the Chief Financial Officer of The St. Joe Company from May 2007 through May 2011 and as Executive Vice President from February 2009 through May 2011. From 2003 through April 2007, Mr. McCalmont served as an Executive Vice President and the Chief Financial Officer of ACE Cash Express, Inc. From 2002 through 2003, Mr. McCalmont served as a founding member and principal of the Turtle Creek Group. From September 2000 to August 2001, Mr. McCalmont was the Chief Financial Officer of HQ Global Workplaces, Inc. Prior to that, Mr. McCalmont served as the Interim President and Chief Executive Officer of La Quinta Inns, Inc., the Chief Financial Officer of La Quinta Inns, Inc., the Chief Financial Officer of FelCor Suite Hotels and the Treasurer of Harrah’s Entertainment. From October 2006 until March 2007, Mr. McCalmont served as a director of Aces Wired, Inc. Mr. McCalmont holds a B.A. from Rollins College and an M.S.I.A. from Carnegie-Mellon University.
The Board has determined that it is in the best interests of the Company and its shareholders for Mr. McCalmont, in light of his public company financial reporting and operations experience and his hotel industry knowledge, to continue to serve as a trustee of the Board.
Biographical Information of Executives Who Are Not Trustees
Bruce A. Riggins has served as Chief Financial Officer, Executive Vice President and Secretary of the Company since January 2011. Mr. Riggins is responsible for all financial, accounting, human resources and information technology activities. Prior to joining the Company, from 2006 to January 2011, Mr. Riggins served as the Chief Financial Officer of Interstate Hotels & Resorts, Inc., a hotel company that was publicly traded until 2010. From 2005 to 2006, he was Chief Financial Officer for Innkeepers USA Trust, a hotel company that was then publicly traded. Prior to joining Innkeepers USA Trust, Mr. Riggins served in various financial roles at Interstate Hotels & Resorts, Inc. and MeriStar Hospitality Corporation. Mr. Riggins received a B.S. from Virginia Polytechnic Institute and State University (Virginia Tech). Mr. Riggins is 40 years old.
Alfred L. Young has served as Executive Vice President and Chief Operating Officer of the Company since November 3, 2009. From 2000 until mid-2007, Mr. Young worked for the Company initially as an Asset Manager and later as Vice President of Acquisitions. Since leaving the Company in 2007 and until his appointment as Chief Operating Officer, Mr. Young was Managing Director – Hospitality for Caribbean Property Group, or CPG. CPG is a diversified real estate company with a focus on investing in hotels, commercial office, and retail properties throughout Central America and the Caribbean. CPG and Goldman Sachs’ Whitehall Street Real Estate Fund run the Caribbean Real Estate Opportunity Fund that was formed to invest in the greater Caribbean region and Central

America. Mr. Young received an M.B.A. from George Mason University and a B.S. from Shepherd University. Mr. Young is 45 years old.
Trustee Compensation and Security Ownership Guidelines
2012 Compensation
For 2012, each trustee who was not an employee of or affiliated with the Company received an annual fee of $130,000. Prior to the beginning of each year, each trustee makes an election to receive the annual retainer fee all in Common Shares in lieu of cash, half in cash and half in Common Shares or less than half in cash and the remainder in Common Shares. In accordance with the 2009 Equity Incentive Plan and procedures adopted by the Company, each such trustee may also elect to defer the receipt of all or a portion of his or her Common Shares (the “Deferred Common Shares”). Payment of the annual retainer, whether in cash, Common Shares or Deferred Common Shares, is made in January of the calendar year following the year in which the trustees served on the Board of Trustees, unless a trustee elects to defer payment as described below. The number of Common Shares or Deferred Common Shares issued is determined by dividing the dollar amount each trustee elects to receive in the form of Common Shares or Deferred Common Shares by the average daily closing price of the Common Shares on the NYSE for the year ending December 31st of the calendar year in which the fees are earned. A trustee may elect to have any Deferred Common Shares paid: (i) in a single payment on January 31st of the calendar year following the year in which the trustee ceases to serve on the Board of Trustees or (ii) in five equal annual installments beginning on January 31st of the calendar year following the year in which the trustee ceases to serve on the Board of Trustees. A trustee may not elect to defer payment of any cash portion of his or her annual retainer. Holders of Deferred Common Shares receive additional deferred shares in an amount equal to the amount of any dividends paid on the Common Shares exchangeable for the outstanding Deferred Common Shares, divided by the average closing price of the Common Shares on the NYSE during the 10 trading days preceding the first day on which the Common Shares begin trading without entitlement to the applicable dividend.
For 2012, the Chairman of the Board of Trustees, who was not an employee of or affiliated with the Company, received an additional annual fee of $15,000, which was subject to the same cash, Common Shares or Deferred Common Shares elections described above. Additionally, the Chairman of the Audit Committee and the Chairman of the Compensation Committee each received an additional $15,000 in compensation, which was subject to the same cash, Common Shares or Deferred Common Shares elections described above. Trustees do not receive any additional compensation in any form for their service, including for attendance at Board or Committee meetings or other equity grants. The Company reimburses trustees for out-of-pocket expenses incurred in connection with their service on the Board of Trustees. For the year ended December 31, 2012, the trustees who were not employees of the Company (six individuals) received the compensation for service shown in the table below. The Company records the total value of the compensation received by the trustees on its financial statements for the year in which the fees are earned.

Summary of Non-Executive Trustee 2012 Compensation

Name	Fees Earned or Paid in Cash		All Other Compensation (1)	Total
Jeffrey T. Foland	$130,000	(2)	$—	$130,000
Darryl Hartley-Leonard	130,000	(3)	8,829	138,829
William S. McCalmont	145,000	(4)	15,291	160,291
Donald S. Perkins	130,000	(5)	29,411	159,411
Stuart L. Scott	145,000	(6)	25,386	170,386
Donald A. Washburn	145,000	(7)	—	145,000
_____________
(1) Represents the value of dividends paid in 2012 on the Deferred Common Shares.
(2) Mr. Foland elected to receive half of his fees for service in the form of 2,428 Common Shares valued at a price of $26.774, which is the average daily closing price of the Common Shares on the NYSE for the year ended December 31, 2012. The trustee has 2,428 Common Shares.
(3) Mr. Hartley-Leonard elected to receive half of his fees for service in the form of 2,428 Common Shares valued at a price of $26.774, which is the average daily closing price of the Common Shares on the NYSE for the year ended December 31, 2012. The trustee has 6,878 Common Shares and 12,647 Deferred Common Shares.
(4) Mr. McCalmont elected to receive half of his fees for service in the form of 2,708 Common Shares valued at a price of $26.774, which is the average daily closing price of the Common Shares on the NYSE for the year ended December 31, 2012. The trustee has 14,479 Common Shares and 21,903 Deferred Common Shares.
(5) Mr. Perkins elected to receive half of his fees for service in the form of 2,428 Deferred Common Shares valued at a price of $26.774, which is the average daily closing price of the Common Shares on the NYSE for the year ended December 31, 2012. The trustee has 22,152 Common Shares and 44,555 Deferred Common Shares.
(6) Mr. Scott elected to receive all of his fees for service in the form of 5,416 Deferred Common Shares valued at a price of $26.774, which is the average daily closing price of the Common Shares on the NYSE for the year ended December 31, 2012. The trustee has 126,572 Common Shares and 41,778 Deferred Common Shares.
(7) Mr. Washburn elected to receive half of his fees for service in the form of 2,708 Common Shares valued at a price of $26.774, which is the average daily closing price of the Common Shares on the NYSE for the year ended December 31, 2012. The trustee has 53,837 Common Shares.

Security Ownership Guidelines
In 2007, the Compensation Committee established share ownership guidelines for trustees of the Company. The Compensation Committee believes that encouraging each trustee to maintain a meaningful ownership interest in the Company relative to his or her annual fees for service as a trustee is in the best interest of the Company and its shareholders. Under the guidelines, the Compensation Committee has recommended, and the Board of Trustees approved, that by 2013 each existing trustee should own shares in the Company having a value equal to or greater than 250% of the trustee’s total annual compensation, including fees for service as a committee chairperson. Deferred Common Shares and Common Shares subject to vesting or forfeiture count toward the recommended levels. New trustees would have five years from the time of joining the Board of Trustees to meet the recommended levels. Once a trustee meets the share ownership guidelines, periodic market declines in the value of the Company’s Common Shares will not adversely affect any previous determination by the Board of Trustees that the share ownership guidelines had been met by the trustee. Messrs. Hartley-Leonard, McCalmont, Perkins, Scott and Washburn each met the share ownership guidelines as of January 1, 2013. Under the policy, Mr. Foland and Ms. Coll have five years from the date they joined the Company as a trustee, or January 25, 2012 and March 2, 2013, respectively, to meet the share ownership guidelines.
The Board of Trustees and Its Committees
The Company is currently managed under the direction of an eight-member Board of Trustees. The size of the Board will be reduced to seven members at the Annual Meeting. Members of the Board are kept informed of the Company’s business through discussions with the executive officers, by reviewing materials provided to them, by visiting the Company’s properties and by participating in meetings of the Board and its committees. Seven of the current trustees are independent of the Company’s management. Currently, the Company’s chairman and chief executive officer positions are not shared by the same person. Mr. Barnello serves as the Company’s President and Chief Executive Officer and Mr. Scott, an independent trustee, serves as the Company’s Chairman of the Board. In connection with the Board’s succession plan for the chairman and chief executive officer positions, the Board believed it to be most appropriate to separate these posts during the chief executive officer transition process in 2009. In addition, Mr. Scott has significant chairmanship experience, including serving as Chairman of the Company from April 1998 through 2001. In the future, if the chairman and chief executive officer roles are not separated, the Board will consider the implementation of a lead trustee position. From January 2009 until his appointment as Chairman of the Board in September 2009, Mr. Scott was the Company’s Lead Independent Trustee.
The Board of Trustees held 11 meetings during 2012 and each trustee attended at least 75% of the Board meetings and each trustee’s respective committee meetings. LaSalle Hotel Properties has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board of Trustees does not have a policy with respect to trustees’ attendance at Annual Meetings of Shareholders, and, because of the routine nature of the meeting and historical low levels of in-person shareholder participation at Annual Meetings of Shareholders, members of the Board of Trustees did not attend the last Annual Meeting of Shareholders.
The Company’s Board of Trustees takes an active and informed role in the Company’s risk management policies and strategies. At least annually, the Company’s executive officers, who are responsible for the Company’s day-to-day risk management practices, present to the Board of Trustees a comprehensive report on the material risks to the Company, including credit risk, liquidity risk and operational risk. At that time, the management team also reviews with the Board of Trustees the Company’s risk mitigation policies and strategies specific to each risk that is identified. If necessary, the Board of Trustees may delegate specific risk management tasks to management or an appropriate committee. Throughout the year, management monitors the Company’s risk profile and, on a regular basis, updates the Board of Trustees as new material risks are identified or the aspects of a risk previously presented to the Board materially change. The Audit Committee also actively monitors risks to the Company throughout the year, and with the aid of management, identifies any additional risks that need to be elevated for the full Board’s consideration.
In May 2011, HVS Executive Search announced that the Company received the HVS Hospitality Leadership Award for the Top-Performing Board of 2010. According to HVS Executive Search, the Top-Performing Board of the Year Award is presented annually to the board that is most effective in leading a public hotel company. Using a corporate governance model designed by its chief executive officer, HVS Executive Search tabulates rankings that compare board makeup, independence, committee structure, conflicts of interest and a commitment to pay-for-performance.
Independence of Trustees
At least a majority of the Company’s trustees and each member of the current committees of the Board of Trustees must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that to qualify as an “independent” trustee, in addition to satisfying certain NYSE “bright-line” criteria relating to trustee independence, the Board of Trustees must annually affirmatively determine that a trustee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Trustees considered the relationships that certain trustees have with Jones Lang LaSalle and its affiliates (such as funds managed by Jones Lang LaSalle), and charitable contributions of the trustees. The Board of Trustees has determined that each of Messrs. Foland, Hartley-Leonard, McCalmont, Perkins, Scott and Washburn and Ms. Coll satisfies the NYSE “bright-line” criteria and that none has any relationship with the Company either directly or indirectly that would affect such person’s independence. Therefore, the Board of Trustees believes that each of these trustees is independent under the NYSE rules. The Board’s Trustee Independence Standards can be found under “Corporate Governance” in the “Investor Relations” section of the Company’s website at www.lasallehotels.com.

The Company has three standing committees of the Board of Trustees that are described below and the members of the committees are identified in the following table.

Trustee	Audit Committee	Compensation Committee	Nominating and Governance Committee
Denise M. Coll (1)	✓	✓	✓
Jeffrey T. Foland		✓	✓
Darryl Hartley-Leonard	✓		✓
William S. McCalmont	Chair	✓	✓
Donald S. Perkins	✓	✓	✓
Stuart L. Scott			Chair
Donald A. Washburn	✓	Chair	✓
Total Meetings Held in 2012	5	5	4
_____________ (1) Effective March 2, 2013, Ms. Coll began serving as trustee and member of the Audit, Compensation and Nominating and Governance Committees.

Audit Committee
The Audit Committee makes recommendations concerning the engagement of independent public accountants; reviews with the independent public accountants the plans and results of the audit engagement; approves professional services provided by the independent public accountants; reviews the independence of the independent public accountants and considers the range of audit and non-audit fees; reviews the Company’s proposed responses to any comments of the SEC staff to the Company’s periodic or current reports filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and reviews the adequacy of the Company’s internal accounting controls. Additionally, the Audit Committee is responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust under the Internal Revenue Code of 1986 (the “Internal Revenue Code”). The Board of Trustees has affirmatively determined that each Audit Committee member is independent as defined in Sections 303A.02 and 303A.07 of the listing standards of the NYSE and under the SEC rules for audit committees. The Board of Trustees has reviewed the audit committee members’ service on audit committees of other public companies and has determined that such simultaneous service, if any, does not impair the members’ ability to serve on the Company’s audit committee. The Audit Committee has adopted a written audit committee charter which outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the NYSE.
Compensation Committee
The Compensation Committee exercises all powers delegated to the Committee by the Board of Trustees in connection with compensation matters, including incentive compensation and benefit plans. In connection with those responsibilities, the Committee has the sole authority to retain and terminate compensation consultants employed by the Committee to help evaluate the Company’s compensation programs. The Compensation Committee also has authority to grant awards under the Company’s 2009 Equity Incentive Plan. Additionally, it is the Company’s policy and procedure that any transaction involving any of its executive officers, trustees, trustee nominees, a 5% or greater shareholder or their immediate family members that the Company would be required to report pursuant to Item 404(a) of Regulation S-K promulgated by the SEC is subject to review and approval by the Compensation Committee. Item 404(a) requires disclosure of any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the amount involved exceeds $120,000, and in which any of the related persons described above had or will have a direct or indirect material interest. The Company’s corporate governance guidelines provide in writing that each member of the Board of Trustees will disclose any potential conflicts of interest to the Board and, if appropriate, refrain from voting on a matter in which the trustee may have a conflict. The Company’s code of business conduct and ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or trustee except under guidelines approved by the Board of Trustees. In the event a conflict of interest arises, the Board of Trustees will review, among other things, the facts and circumstances of the conflict, the Company’s applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and NYSE continued listing rules and regulations, and will consider the advice of counsel, before making any decisions regarding the conflict. The Board of Trustees has affirmatively determined that each member of this committee is independent under the NYSE listing standards.
Nominating and Governance Committee
The Nominating and Governance Committee assists the Board of Trustees by identifying individuals qualified to become Board members; recommends to the Board of Trustees the trustee nominees for the next Annual Meeting of Shareholders; recommends to the Board of Trustees the corporate governance guidelines applicable to the Company; leads the Board of Trustees in its annual review of the performance of the Board, all committees and each individual trustee; and recommends to the Board of Trustees the trustee nominees for each committee. The Board of Trustees has affirmatively determined that each member of this committee is independent under the NYSE listing standards.
Policy on Majority Voting
The Company’s bylaws establish majority voting procedures with respect to the election of trustees. Pursuant to the bylaw provisions, in an uncontested election of trustees, any nominee who receives a greater number of votes withheld from his or her election than votes for his or her election will, within two weeks following certification of the shareholder vote by the Company, submit a written resignation offer to the Board of Trustees for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will consider the resignation offer and, within 60 days following certification by the Company of the shareholder vote at the election, will make a recommendation to the Board of Trustees concerning the acceptance or rejection of the resignation offer.
In determining its recommendation to the Board of Trustees, the Nominating and Corporate Governance Committee will consider all factors its members deem relevant, which may include:

•	the stated reason or reasons why shareholders who cast withhold votes for the trustee did so;

•
the qualifications of the trustee (including, for example, whether the trustee serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other trustees qualified, eligible and available to serve on the Audit Committee in such capacity); and

•	whether the trustee’s resignation from the Board of Trustees would be in the Company’s best interests and the best interests of the Company’s shareholders.
The Nominating and Governance Committee also will consider a range of possible alternatives concerning the trustee’s resignation offer as the members of the Nominating and Governance Committee deem appropriate, which may include:

•	acceptance of the resignation offer;

•	rejection of the resignation offer; or

•	rejection of the resignation offer coupled with a commitment to seek to address the underlying cause or causes of the majority-withheld vote.

Under the bylaw provisions, the Board of Trustees will take formal action on the recommendation no later than 90 days following certification of the shareholder vote by the Company. In considering the recommendation, the Board of Trustees will consider the information, factors and alternatives considered by the Nominating and Governance Committee and any additional information, factors and alternatives as the Board of Trustees deems relevant. Any trustee tendering a resignation offer will not participate in the Committee’s or Board’s consideration of whether to accept such resignation offer. The Company will publicly disclose, in a Current Report on Form 8-K filed with the SEC, the decision of the Board of Trustees. The Board of Trustees will also provide an explanation of the process by which the decision was made and, if applicable, its reason or reasons for rejecting the tendered resignation.
Nomination of Trustees
The Board of Trustees is divided into three classes with each class standing for election every three years. Before each Annual Meeting of Shareholders, the Nominating and Governance Committee considers the nomination of trustees in the class whose term expires at the next Annual Meeting of Shareholders and also considers new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a trustee or for any other reasons. In addition to considering incumbent trustees, the Nominating and Governance Committee identifies trustee candidates based on recommendations from the trustees and executive officers. In 2012, the committee engaged the services of a third-party search firm, Krauthamer & Associates, to assist in identifying and evaluating trustee candidates.
The Nominating and Governance Committee evaluates annually the effectiveness of the Board as a whole and of each individual trustee and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience. The Board of Trustees considers trustee candidates based on a number of factors including: (1) whether the Board member will be “independent,” as such term is defined by the NYSE listing standards; (2) whether the candidate possesses the highest personal and professional ethics, integrity and values; (3) whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment and (4) whether the candidate provides a diversity of viewpoints, background, experience and demographics as compared to the current members of the Board. Candidates are also evaluated on their understanding of the Company’s business and willingness to devote adequate time to carrying out their duties. The Nominating and Governance Committee monitors the mix of skills, experience and background to assure that the Board has the necessary composition to effectively perform its oversight function. As noted immediately above, diversity characteristics of a candidate are just one of several factors considered by the Committee when evaluating trustee candidates. A candidate will neither be included nor excluded from consideration solely based on his or her diversity traits. The Committee conducts regular reviews of current trustees whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board. The Board reviews the effectiveness of its trustee candidate nominating policies annually.
The Nominating and Governance Committee will consider appropriate nominees for trustees whose names are submitted in writing by a shareholder of the Company. Trustee candidates submitted by the Company’s shareholders will be evaluated by the Nominating and Governance Committee on the same basis as any other trustee candidates.
Nominations must be addressed to LaSalle Hotel Properties, 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, Attn: Bruce A. Riggins, Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as trustee, if elected. In order to be considered for the next annual election of trustees, any such written request must comply with the requirements set forth in the bylaws of the Company and below under “Other Matters—Shareholder Proposals.”

Non-Management Trustee Executive Sessions
As required by the rules of the NYSE, the non-management trustees of the Company’s board regularly meet in scheduled executive sessions, without management present. These executive sessions generally follow after each meeting of the Board, each meeting of the Audit Committee, each meeting of the Compensation Committee and each meeting of the Nominating and Governance Committee. In 2012, the non-management trustees of the Board, the non-management members of the Audit Committee, the non-management members of the Compensation Committee and the non-management members of the Nominating and Governance Committee each met in executive session without management present at least four times. Pursuant to a resolution of the Board of Trustees, the independent Chairman of the Board of Trustees presides over each executive session of the Board of Trustees. The current Chairman of the Board of Trustees is Stuart L. Scott, who is an independent trustee. Executive sessions of the Audit Committee and of the Compensation Committee are presided over by the respective Chairman of each committee.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee consists of Denise M. Coll, Jeffrey T. Foland, William S. McCalmont, Donald S. Perkins and Donald A. Washburn (Chairman). None of them has served as an officer of the Company or any of its subsidiaries. No member of the Compensation Committee has any other business relationship or affiliation with the Company or any of its subsidiaries (other than his service as a trustee).
Committee Charters, Governance Guidelines and Code of Business Conduct and Ethics
Each committee of the Board of Trustees has a written charter approved by the respective committee and the Board of Trustees. The Company also has adopted a code of business conduct and ethics that applies to all Company employees and each member of the Company’s Board of Trustees. A copy of each charter, the Company’s code of business conduct and ethics, the Company’s corporate governance guidelines and the Trustee Independence Standards can be found under “Corporate Governance” in the “Investor Relations” section of the Company’s website at www.lasallehotels.com.
Communication with the Board of Trustees, the Company’s Independent Chairman and the Audit Committee
The Company’s Board of Trustees may be contacted by any party via mail at the address listed below.
Board of Trustees
LaSalle Hotel Properties
3 Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814
As discussed above, the Company’s independent Chairman of the Board of Trustees presides over non-management trustee executive sessions. The current Chairman of the Board of Trustees is Stuart L. Scott. Mr. Scott can be contacted by any party via mail at the address listed below.
Chairman
Board of Trustees
LaSalle Hotel Properties
3 Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814

The Audit Committee has adopted confidential, anonymous processes for anyone to send communications to the Audit Committee with concerns or complaints concerning the Company’s regulatory compliance, accounting, audit or internal controls issues. The Audit Committee can be contacted by any party via mail at the address listed below.
Chairman
Audit Committee
LaSalle Hotel Properties
3 Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814
Alternatively, anyone may call the Company’s whistleblower hotline toll-free at 800‑211‑4304.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of the Board of Trustees of the Company has selected the accounting firm of KPMG LLP to serve as independent registered public accountants of the Company for the year ending December 31, 2013, and the Board of Trustees is asking shareholders to ratify this appointment. Although current law, rules and regulations, as well as the Audit Committee charter, require the Company’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board of Trustees considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of KPMG LLP for ratification by shareholders as a matter of good corporate practice. KPMG LLP has served as the Company’s independent registered public accountants since the Company’s formation in January 1998 and is considered by management of the Company to be well qualified.
Fee Disclosure
The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for the years ended December 31, 2012 and December 31, 2011:

	Year Ended	Year Ended
	December 31, 2012	December 31, 2011
Audit Fees	$1,200,574	$1,209,349
Audit-Related Fees	117,826	—
Tax Fees	507,256	528,272
All Other Fees	—	—
Total	$1,825,656	$1,737,621

Audit Fees
Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements (including property-level audits and an audit of LaSalle Hotel Lessee, Inc., the Company’s taxable real estate investment trust subsidiary), review of the interim consolidated financial statements included in quarterly reports, review of registration statements and the preparation of comfort letters, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.
Audit-Related Fees
Consist of fees billed for professional services in connection with acquisitions and dispositions, and other audit or attest services.
Tax Fees
Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and acquisitions and dispositions tax planning.
All Other Fees
Consist of fees for products and services other than services described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” KPMG LLP did not perform any services for the Company during years ending December 31, 2012 and 2011 other than services described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

Pre-Approval Policy
The Audit Committee or its Chairman pre-approves all services rendered by the Company’s independent registered public accountants. All of the fees paid to KPMG LLP that are described above were approved by the Audit Committee or its Chairman.
A representative of KPMG LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
The Audit Committee has considered whether (and has determined that) the provision by KPMG LLP of the services described under “Audit-Related Fees,” “Tax Fees” and “Other Fees” is compatible with maintaining KPMG LLP’s independence from management and the Company.
The Board of Trustees recommends a vote FOR the ratification of the appointment of the independent registered public accountants.

AUDIT COMMITTEE REPORT
The following is a report by the Company’s Audit Committee regarding the responsibilities and functions of the Audit Committee.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Trustees, in accordance with the Audit Committee Charter. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the Company’s year end earnings release and script for year end earnings teleconferences.
The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants the auditors’ independence, the matters required to be discussed by Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and discussed and received the written disclosures and the letter from the independent registered public accountants required by the Public Company Accounting Oversight Board regarding in the independent auditors’ communications with the Audit Committee concerning independence.
The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee meets at least five times per year with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee holds meetings with management prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q with the SEC and the release to the public of its quarterly earnings, and reviews and discusses with management the Company’s Quarterly Reports on Form 10-Q and its quarterly earnings releases and scripts for quarterly earnings teleconferences.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for its year ended December 31, 2012 for filing with the SEC.
The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that KPMG LLP is in fact “independent.”

The Audit Committee has adopted a written Audit Committee Charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the NYSE. The Audit Committee held five meetings during 2012.
Each of the Audit Committee members is independent as defined by the NYSE listing standards and each member is financially literate. The Board of Trustees has identified Donald S. Perkins and William S. McCalmont as the Audit Committee’s “financial experts” within the meaning of the SEC rules.
Submitted by the Audit Committee of the Board of Trustees
William S. McCalmont (Chairman)
Donald S. Perkins
Darryl Hartley-Leonard
Donald A. Washburn
COMPENSATION COMMITTEE REPORT
The following is a report by the Company’s Compensation Committee regarding the Company’s executive officer compensation program.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement (“CD&A”) with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board of Trustees (and the Board has approved) that the CD&A be included in the Company’s Proxy Statement on Schedule 14A prepared in connection with the Annual Meeting.
Submitted by the Compensation Committee of the Board of Trustees
Donald A. Washburn (Chairman)
Jeffrey T. Foland
William S. McCalmont
Donald S. Perkins

EXECUTIVE OFFICER COMPENSATION
Compensation Discussion and Analysis
Executive Compensation Program
The Company’s executive compensation program is designed to reward performance, to attract and retain world-class talent and to align compensation with the long-term interests of its shareowners. The table below highlights the Company’s current executive compensation practices – both the practices the Company believes drive performance (left column) and the practices the Company has not implemented because it does not believe they would serve the shareholders’ long-term interests (right column).

The Company’s Executive Compensation Practices	Executive Compensation Practices the Company Has Not Implemented
The Company ties pay to performance. A substantial portion of executive pay is not guaranteed. The Company sets clear goals for company performance and differentiates certain elements of compensation based on individual achievement.
The Company does not have employment contracts for the Named Executive Officers. Annual cash incentive bonuses are not guaranteed.
The Company mitigates undue risk, including utilizing caps on annual cash incentive bonuses under certain circumstances, retention provisions, multiple performance targets, and robust Board and management processes to identify risk.
The Company does not believe the executive compensation program creates risks that are reasonably likely to pose a material adverse impact to the Company.
The Company has reasonable post-employment and change in control provisions. The Company’s severance agreements with the Named Executive Officers generally provide for cash payments after a change in control only if an employee is also terminated within one year of the change in control (a double-trigger).

The Company has adopted a policy that it will not enter into an agreement with a new executive officer that includes a tax gross-up provision with respect to payments contingent upon a change in control.

The Compensation Committee benefits from its utilization of an independent compensation consulting firm. The reports prepared by the compensation consulting firm are used by the Compensation Committee to set executive compensation at levels that are competitive with the Company’s industry peers.
The Company’s compensation consulting firm does not provide any other services to the Company.
The Named Executive Officers do not receive dividends on unearned performance-based restricted shares.	The Company does not reprice underwater stock options.
The Company provides only modest perquisites that have a sound benefit to the Company’s business.	The Company does not have pension plans.
The Company has adopted share ownership guidelines for the Named Executive Officers.

Principles and Objectives of Executive Officer Compensation Program
The Company’s primary objectives are to provide income to its shareholders through increases in distributable cash flow and to increase long-term total returns to shareholders through appreciation in the value of its Common Shares. To do so, the Company seeks to enhance the return from, and the value of, the hotels in which it owns interests and any additional hotels the Company may acquire or develop, and invest in or acquire additional hotel properties on favorable terms.
The following table summarizes the primary components and rationale of the Company’s compensation philosophy and the pay elements that support that philosophy.

Philosophy Component	Rationale/Commentary	Pay Element
Compensation should reinforce business objectives and Company values
The Company strives to provide a rewarding and professionally challenging work environment for its executive officers. The Company believes that executive officers who are motivated and challenged by their duties are more likely to achieve the individual and corporate performance goals designed by the Compensation Committee. The Company’s executive compensation package should reflect this work environment and performance expectations.
All elements (salary, annual cash incentive bonuses, equity incentive compensation, health and welfare benefits)
Key executive officers should be retained
The primary purpose of the Company’s executive compensation program has been and is to achieve the Company’s business objectives by attracting, retaining and motivating talented executive officers by providing incentives and economic security.
All elements
Compensation should align interests of executive officers with shareholders
The Company’s executive compensation is designed to reward favorable total shareholder returns, both in an absolute amount and relative to peers of the Company, taking into consideration the Company’s competitive position within the real estate industry and each executive’s long-term career contributions to the Company.
Equity incentive compensation
A significant amount of compensation for top executive officers should be based on performance
Performance-based pay aligns the interest of management with the Company’s shareholders. Performance-based compensation motivates and rewards individual efforts and Company success. Approximately 50% to 60% of the executive officers’ targeted compensation is linked to individual or company performance. The performance-based percentage of actual compensation increases as performance improves and decreases as performance declines. If the Company has poor relative performance and/or poor total shareholder returns, the executive officers will receive reduced incentive compensation and reduced total compensation. The executive officers have an opportunity, in the event of superior relative performance and superior total shareholder returns, to earn overall compensation packages greater than the compensation that would otherwise be paid.
Merit salary increases, annual cash incentive bonuses and equity incentive compensation
Compensation should be competitive
To attract and reduce the risk of losing the services of valuable managers but avoid the expense of excessive pay, compensation should be competitive. The Compensation Committee, with the help of outside advisors, assesses the competitiveness of the Company’s compensation to its executive officers by comparison to compensation of executive officers at other public real estate companies. The Compensation Committee has regularly retained the services of Towers Watson, an independent human resources and compensation consulting firm, to report on current market data regarding executive officer pay levels and incentive programs. Towers Watson typically obtains data for its reports from publicly-available proxy statements and other public filings with the SEC. Towers Watson last provided the Compensation Committee with current compensation information, based on then available proxy statement data and other publicly filed data, in July 2012. The July 2012 report contained (i) a pay level comparison of the Company’s executive officers against the executive officers of a group of 21 public real estate companies and against the executive officers of a group of six publicly-traded lodging REITs, (ii) a position-by-position analysis of executive officer pay at the selected REITs, and (iii) information about the financial position and market capitalization of the selected REITs. Towers Watson also reported on trends in the compensation of public REIT executive officers.
All elements

Role of the Compensation Committee
The Compensation Committee determines compensation for Messrs. Barnello, Riggins and Young (the “Named Executive Officers”). The Compensation Committee consists of five trustees, Denise M. Coll, Jeffrey T. Foland, William S. McCalmont, Donald S. Perkins and Donald A. Washburn (Chairman). The Compensation Committee exercises independent discretion in respect of executive compensation matters, including the retention or termination of any compensation consultant. The Committee may not delegate its primary responsibility of overseeing executive officer compensation but may delegate to management the administrative aspects of the Company’s compensation plans that do not involve the setting of compensation levels for the Named Executive Officers. As part of the executive compensation determination process, the Compensation Committee seeks input from the trustees who are not on the Compensation Committee and the Chief Executive Officer whose recommendations are evaluated along with all other compensation data gathered by the Compensation Committee, including the Towers Watson studies described below. Moreover, each year the Compensation Committee prepares a list of management business objectives (“MBOs”) in cooperation with the Named Executive Officers for the upcoming year. MBOs are used to determine 25% of each Named Executive Officer’s annual target cash incentive bonus (discussed below). MBOs vary from year to year and may consist of matters such as working with hotel managers to implement cost savings at target levels; evaluating alternative financing and acquisition structures; evaluating and pursuing acquisition and growth opportunities; effectively executing material financial, accounting, compliance and communication responsibilities; and developing long-term strategic plans for specific hotel properties. The MBOs focus, in part, on enhancing the return from, and value of, the Company’s hotels. The final MBOs are approved by the Board of Trustees. On a quarterly basis, the Named Executive Officers provide the Compensation Committee with status reports on their success in achieving the MBOs.
Compensation for fiscal year 2012 for each of the Named Executive Officers was determined by the Compensation Committee based on a review of incentive compensation and total compensation paid by the Company to each Named Executive Officer in prior years, publicly-disclosed compensation packages of executives of other public lodging and other public real estate companies and the Company’s performance both nominally and as compared to other public lodging REITs. During 2012, the Compensation Committee engaged, and met several times with, Towers Watson and directed Towers Watson to conduct industry compensation surveys. The resulting Towers Watson reports presented to the Compensation Committee focused on industry comparisons, based on the sample groups described below, of total compensation and its components, base salary and incentive compensation, which consisted of cash bonuses and equity awards. The reports also updated the Compensation Committee on current public REIT compensation trends. In addition, the Compensation Committee independently reviewed compensation information compiled by the National Association of Real Estate Investment Trusts (“NAREIT”). The Compensation Committee also considered other matters, including the realized value of previously granted equity awards, and the total compensation payable under different scenarios such as change in control of the Company or termination of the Named Executive Officers’ employment. With respect to incentive compensation, the Compensation Committee considered the number of time-based restricted shares that were vested, the number of performance-based restricted shares that were unearned and the number of time-based restricted shares that were outstanding but unvested.
Compensation Committee Consideration of the 2012 Vote on Executive Compensation
In determining the Company’s executive compensation program for the remainder of 2012 and for 2013, the Compensation Committee generally considered the results of the 2012 advisory vote on executive compensation presented in the Company’s 2012 proxy statement. The Compensation Committee noted that more than 97% of the votes cast approved the compensation of the Named Executive Officers as described in the Company’s 2012 proxy statement. The Compensation Committee considered these voting results as supportive of the Compensation Committee’s general executive compensation practices.
Company Performance and Executive Compensation
In 2012, the Company continued to manage its assets aggressively, invest responsibly and opportunistically, and maintain a conservative balance sheet. The Company’s teams delivered attractive hotel earnings before interest, tax, depreciation and amortization (“EBITDA”) margins and invested wisely in the Company’s existing assets. In addition, the Company made strategic and substantial investments in three assets and one mezzanine loan in the Company’s target markets – San Diego, Washington, DC, Boston and Los Angeles.
Highlights from 2012 include:

•	hotel EBITDA margins for the full year 2012 increased 113 basis points to 32.1%, compared to the same period in 2011;

•
the Company acquired the L’Auberge Del Mar in Del Mar, California, the Hotel Palomar in Washington, DC and the Liberty Hotel in Boston, Massachusetts for an aggregate of approximately $390.7 million, and also purchased a $72 million mezzanine loan secured by ownership interests in Shutters on the Beach and Casa Del Mar in Santa Monica, CA for $67.4 million;

•	the Company obtained a new seven-year $177.5 million term loan and a new five-year $300 million term loan, on attractive terms;

•
the management team executed debt and equity transactions to maintain the Company’s overall strong balance sheet position, including a public offering of common stock in December 2012 for net proceeds of approximately $209.1 million; and

•	during 2012, the Company maintained ratios of general and administrative expenses to both total revenues and average assets well below most of its lodging REIT peers.
Company Performance Relative to its Peer Group
The Compensation Committee feels that the compensation levels of the Named Executive Officers reflects the Company’s strong performance relative to its six lodging REIT peers as shown in greater detail in the tables below.
Volatility and Leverage. For the periods shown in the table below, the Company has had an attractive total shareholder return among its six lodging REIT peers, particularly considering the volatility of the Company’s share price to the volatility of its peers’ share prices. In addition, the Company operates at a significantly lower leverage level than its peers, as measured by the ratio of total indebtedness to EBITDA. The table below compares the Company’s 2012 total shareholder return and stock price volatility to the Company’s peer group of six other public lodging REITs as of December 31, 2012:

		Lodging REIT Peers (1)
	LaSalle	25th Percentile	Median	75th Percentile
Cumulative Total Shareholder Return
1-Year	+8%	+11%	+25%	+36%
2-Year	+1%	-17%	-3%	+16%
3-Year	+26%	+23%	+34%	+121%
4-Year	+144%	+103%	+136%	+249%
5-Year	-8%	-53%	-31%	-6%
Stock Price Volatility
1-Year	24.9	25.7	27.0	28.7
2-Year	37.2	37.9	43.5	44.1
3-Year	37.8	38.5	45.6	52.8
4-Year	58.9	52.2	61.3	72.0
5-Year	63.6	60.9	72.1	85.6
______________

(1)
Consists of Ashford Hospitality Trust, Inc. (“AHT”), DiamondRock Hospitality Company (“DRH”), FelCor Lodging Trust Incorporated (“FCH”), Strategic Hotels & Resorts, Inc. (“BEE”), Sunstone Hotel Investors, Inc. (“SHO”), and Host Hotels & Resorts, Inc. (“HST”).

The following table compares the Company’s leverage ratio to the Company’s peer group as of December 31, 2012:
Note: Leverage ratio defined as debt / LTM EBITDA. HST, DRH, BEE, SHO, FCH, and AHT reflect reported Q4’12 net debt and EBITDA. LHO reflects Q4’12 bank covenant debt to EBITDA.
Operating Performance. For each of the last five years, the Company’s hotel EBITDA margins were greater than all six of its peers.

	Hotel EBITDA Margin Comparison (2)
	2008	2009	2010	2011	2012
AHT	28.5%	24.9%	27.5%	29.3%	31.6%
SHO	28.4	24.8	24.4	27.8	28.9
DRH	27.6	22.4	24.5	26.2	27.2
FCH	28.0	23.4	24.0	24.4	24.9
HST	26.2	21.1	21.3	22.3	24.0
BEE (1)	23.2	16.3	17.9	21.0	22.7
Peer Average	27.0	22.2	23.3	25.2	26.6
LHO	30.8	27.4	29.1	30.5	32.1
Variance to Peer Average	14.1%	23.4%	24.9%	21.0%	20.7%
LHO Ranking	1	1	1	1	1
________________
(1) U.S. hotels only.
(2) Source: Company reports.

In addition, for each of the last five years, the Company’s hotel EBITDA per room was ranked first or second among its six peers.

	Hotel EBITDA per Room Comparison (in thousands) (2)
	2008	2009	2010	2011	2012
AHT	$14.5	$10.4	$11.5	$13.0	$12.8
SHO	18.5	13.7	13.6	18.0	21.0
DRH	19.9	13.4	15.0	17.0	18.4
FCH	12.6	8.9	9.5	10.5	12.0
HST	22.0	14.2	14.9	16.8	19.4
BEE (1)	28.5	15.8	16.8	23.6	28.2
Peer Average	19.3	12.7	13.5	16.5	18.6
LHO	24.5	18.7	22.3	24.9	27.0
Variance to Peer Average	26.9	47.2	65.2	50.9	45.2
LHO Ranking	2	1	1	1	2
________________
(1) U.S. hotels only.
(2) Source: Company reports.
A reconciliation of net income (loss) to EBITDA and hotel EBITDA, both non-GAAP financial measures, is presented in Appendix A attached hereto.
Executive Compensation Relative to the Peer Group
In July 2012, Towers Watson prepared a report for the Compensation Committee comparing the Company’s compensation of the Named Executive Officers to that of: (i) a sample of 21 public real estate companies, spanning industry subsectors and asset classes but which were comparable to the Company in total enterprise value (which is the Company’s total equity plus total debt); and (ii) a group of six public lodging REITs. The members of the peer groups are noted below.

Group of 21 Public Real Estate Companies
• Ashford Hospitality Trust, Inc.	• Mid-America Apartment Communities, Inc.
• BioMed Realty Trust, Inc.	• National Retail Properties, Inc.
• Corporate Office Properties Trust	• Piedmont Office Realty Trust, Inc.
• DiamondRock Hospitality Company	• Post Properties, Inc.
• Equity One, Inc.	• PS Business Parks, Inc.
• Extra Space Storage Inc.	• RLJ Lodging Trust
• FelCor Lodging Trust Incorporated	• Strategic Hotels & Resorts, Inc.
• Highwoods Properties, Inc.	• Sunstone Hotel Investors, Inc.
• Kilroy Realty Corporation	• Tanger Factory Outlet Centers, Inc.
• Lexington Realty Trust	• Washington Real Estate Investment Trust
• Mack-Cali Realty Corporation

Publicly-Traded Lodging REITs (1)
• Ashford Hospitality Trust, Inc.
• DiamondRock Hospitality Company
• FelCor Lodging Trust Incorporated
• RLJ Lodging Trust
• Strategic Hotels & Resorts, Inc.
• Sunstone Hotel Investors, Inc.
_______________

(1)	The Company does not include Host Hotels & Resorts, Inc. in its peer group of public lodging REITs for executive compensation purposes due to its size and the level of its executive compensation.

The Towers Watson report included the following compensation components for the sample of public lodging REITs and other real estate companies: (a) base salary, (b) target total cash compensation, (c) long-term incentives and (d) target total direct compensation. The compensation of the Company’s Named Executive Officers was determined by the Compensation Committee in the context of the comparison and reviews contained in the report, but the Compensation Committee did not seek to set compensation of the Named Executive Officers to a particular percentile of the peer compensation or any single component thereof, such as compensation such as base salary, total cash compensation, incentive compensation or total direct compensation. Instead, the Committee reviewed the compensation information to inform itself of the compensation amounts paid by the Company’s competitors to their executive officers and therefore required for executive officer recruitment and retention.
Based on the July 2012 Towers Watson report, below is a summary of the total compensation for each Named Executive Officer compared to the Company’s peer group of six public lodging REITs:

	LaSalle v. Market Median	LaSalle v. Market 75th Percentile
Chief Executive Officer	-1%	-30%
Chief Financial Officer	-18%	-22%
Chief Operating Officer	11%	-8%
While the Compensation Committee did not seek to set compensation of the Named Executive Officers to a particular percentile of the peer compensation, based on the Company’s consistent outperformance relative to its peers, the Compensation Committee considered the median compensation values of both its peer groups of lodging REITs and public real estate companies in establishing the Named Executive Officer compensation. In the Compensation Committee’s view, the Company was receiving outstanding value by compensating its Named Executive Officers at levels ranging from lower than to slightly greater than the median levels of executive compensation paid by the Company peers, as evidenced by fact that the Company’s performance over various periods was generally much stronger than the median performance of its peers. Moreover, the Company’s performance was associated with both reduced risk as a result of the Company’s relatively lower leverage ratio and a more stable and consistent share price.
In addition, in August 2012, the Washington Business Journal named Mr. Barnello as the most “underpaid” Washington-area CEO (see “Overpaid/Underpaid CEOs: Which Washington-area CEOs are earning their keep,” Washington Business Journal, August 10, 2012).
Components and Criteria of Executive Compensation
The Committee believes that each Named Executive Officer’s overall compensation should be (i) payable over a longer period than one year, (ii) depend on a planned budget approved by the trustees, (iii) depend on the Company’s performance relative to other REITs, (iv) depend on total compensation paid by REITs similar to the Company, either by size or by industry (in this case, the REIT lodging industry), and (v) depend on the Company’s total shareholder return. The Committee believes that a significant portion of each Named Executive Officers’ total compensation should be directly linked to the Company’s relative performance and its total shareholder return. If the Company has poor relative performance and/or poor total shareholder return, the Named Executive Officers will receive reduced incentive compensation and reduced total compensation. In return, the Named Executive Officers have an opportunity, in the event of superior relative performance and superior total shareholder return, to earn overall compensation packages greater than established target amounts and the compensation historically paid. The Compensation Committee imposed nominal limits on certain aspects of the incentive compensation to help control unexpected levels of overall compensation to the Named Executive Officers as a result of extraordinary Company performance and total shareholder return and to maintain aggregate compensation at a level that is reasonable for the Company’s overall size and cost structure. The Committee and the Board of Trustees retain the discretion to exceed the limits.
The Company pays annual base salaries at a competitive level compared to its peers, which is based on a review of the annual base salaries paid to the executive officers of the companies listed under “— Peer Groups.” The Company pays annual cash incentive bonuses — the amount of which depends on management’s achievement of the applicable MBOs and the Company’s funds from operations (“FFO”) and Return on Invested Capital (as defined below) performance relative to specific competitors— to encourage the Named Executive Officers to pursue strategies that, to an appropriate degree, will benefit the Company in the near and long term. The Company pays time-based and performance-based long-term equity incentive compensation to encourage the Named Executive Officers to pursue strategies that will create value for the Company’s shareholders over the long term and to promote continuity of management by retaining the Named Executive Officers.
The Committee seeks to have approximately half of overall executive compensation be paid in the form of annual base salary and target annual cash incentive bonus, and approximately half in the form of long-term equity incentive awards. For the Named Executive Officers, approximately 25% of their overall compensation is annual base salary, approximately 25% is in the form of the target annual cash incentive bonus, approximately 20% is in the form of time-based restricted share awards and approximately 30% is in the form of performance-based restricted share awards.
The Compensation Committee had previously determined that executive compensation for fiscal year 2012 primarily would consist of (i) annual cash base salary, (ii) annual cash incentive bonus, (iii) restricted share awards, subject to time-based forfeiture provisions and (iv) performance-based restricted share awards, the earned amount of which would depend on Company performance over a three-year period, one-third of which once earned vest at the end of the three-year period and two-thirds of which are subject to time-based forfeiture provisions once earned.
The following narrative discusses the components of historical fiscal year 2012 compensation.
Base Salary
Base salary is the only predictable form of annual cash compensation to the Named Executive Officers, and the Compensation Committee believes base salary is an important element of total compensation for that reason. The Compensation Committee believes that base salary should be commensurate with each Named Executive Officer’s position and experience, subject to annual adjustments based on market conditions, peer group analysis and individual contributions and performance.
For 2012, the base salary of each of the Named Executive Officers was based on the following qualitative and quantitative factors:

•	an assessment of the scope of the Named Executive Officer’s responsibilities and leadership and individual role within the executive management team;

•	the Named Executive Officer’s contributions to the Company;

•	the Named Executive Officer’s expertise and experience within the industry;

•	the competitive market compensation paid to executive officers in similar positions at the previously-described peer groups; and

•	the Company’s overall financial and business performance.
Individual Performance. While specific quantitative benchmarks are considered when making determinations about performance incentives and targets related to the annual cash incentive bonus and long-term equity awards (as described elsewhere in this Proxy Statement), base salary determinations are more heavily weighted by the Compensation Committee’s qualitative assessments of the Named Executive Officers. The Compensation Committee annually reviews each Named Executive Officer’s individual responsibilities and leadership attributes, as well as his role and contributions to the Company during the last year. Among other matters, the Committee considers the performance of employees managed by each Named Executive Officer; the asset management strategies proposed or implemented by each Named Executive Officer to improve hotel property performance; the status of the Company’s hotel property acquisition pipeline, as applicable; the Company’s execution on short- and long-term strategic initiatives for which each Named Executive Officer is responsible; and the Company’s compliance with applicable laws and regulations to the extent within each Named Executive Officer’s responsibility. Because of the historical success of the Named Executive Officers during the last ten years, the Compensation Committee considers each Named Executive Officer’s individual contribution to that team, and the base salary needed to retain the members of that team into the future.
In addition, a tool by which the Compensation Committee measures a Named Executive Officer’s performance is his progress with respect to his MBOs, which, as described above are prepared in cooperation with the Named Executive Officers by the Compensation Committee each year. Quarterly progress reports with respect to the MBOs provide the Compensation Committee with a regular update on the Named Executive Officer’s performance. As noted elsewhere in this Proxy Statement, MBOs are primarily used to determine the annual cash incentive bonus, but MBOs also influence the Committee’s determination of base salaries.
The Compensation Committee solicits the observations of the Chief Executive Officer with respect to the performance of the other Named Executive Officers, especially as to day-to-day responsibilities and intra-company leadership qualities and growth.
With respect to the Named Executive Officer’s expertise and experience within the industry, the Committee considers involvement in industry or trade groups such as NAREIT, as well as awards or other recognition by industry or trade groups or other industry participants.
Peer Group Comparison. In addition to evaluating individual responsibilities, leadership and contributions to the Company, the Compensation Committee also considers the market compensation paid to executive officers in similar positions at the Company’s previously-described peer groups. As of July 2012, the Towers Watson report indicated that, compared to executive officers in similar positions at the public lodging REITs deemed comparable, the Company’s Chief Executive Officer was receiving a base salary approximately 3% below the 75th percentile, the Company’s Chief Financial Officer was receiving a base salary approximately 3% above the 75th percentile, and the Company’s Chief Operating Officer was receiving a base salary approximately 6% above the 75th percentile.
The 2012 base salary compensation paid to the Company’s Named Executive Officers was determined by the Compensation Committee in the context of the foregoing comparison and reviews, but the Compensation Committee did not seek to set base salary of the Named Executive Officers to a particular percentile of the base salary paid by the peer companies to their officers. Instead, the Committee reviewed the salary information to inform itself of the salary levels paid by the Company’s competitors and therefore required for executive officer recruitment or retention.
Company Performance. The Compensation Committee also considers the financial and business performance of the Company in an absolute sense and relative to its peers. When evaluating the Company’s financial and business performance, the Compensation Committee does not focus on any one particular performance measure or target but does consider, in addition to the Company’s FFO performance, the Company’s total return

(defined as the increase in the market price of the Company’s Common Shares plus dividends declared thereon and assuming such dividends are reinvested into the Company’s Common Shares) over various periods. For example, from the Company’s initial public offering in 1998 through December 2012, the Company’s total return was 189%, which is the highest total return of any publicly-traded hotel REIT and outperformed each of the S&P 500, the Russell 2000 Index, the Dow Jones Industrial Average and the NASDAQ Composite Index during that period.
While the Committee placed greater weight on the Company’s performance over the long term, as discussed above, the Committee did consider the Company’s total return over shorter-term time horizons. The Committee reviewed the Company’s total return as described below and again determined that the Company’s performance was excellent. Over a three-year period (2009-2011), the Company’s total return was 126%, which outperformed the average total return of its peers by 22%.
As was the case with the base salary peer group comparisons, the Company’s performance compared to its peers identified above was one of several factors considered by the Compensation Committee in determining the 2012 base salary compensation of the Company’s Named Executive Officers. The Compensation Committee did not, however, seek to match base salary of the Named Executive Officers to a percentile that corresponded to the above performance percentages.
Annual Cash Incentive Bonus
The annual cash incentive bonus program is intended to compensate the Company’s Named Executive Officers for achieving the Company’s annual financial goals at both the corporate and hotel asset levels, as well as implementing long-term plans and strategies. The annual cash incentive bonus program is based on performance and responsibility level rather than on the basis of seniority, tenure or other entitlement. This performance-based program encourages the Company’s officers to continually improve their capabilities to deliver short- and long-term business results. The Compensation Committee set the Named Executive Officer target annual cash incentive bonuses so that they are competitive with bonuses paid to executive officers in similar positions and with similar responsibilities at companies in the Company’s previously-described peer groups. The annual cash incentive bonus for a fiscal year is typically paid in March of the fiscal year following such fiscal year, when audited financial statements for such fiscal year become available for both the Company and other publicly-traded lodging REITs.
The Committee emphasizes the importance of incentive cash compensation (the annual cash incentive bonus program) as a component of total compensation for the Named Executive Officers. This component of the Company’s compensation program is an investment in high quality, successful employees who can improve the operational performance of the existing portfolio and generate new business opportunities and investments that create value for shareholders.
The annual cash incentive bonus is the product of the Named Executive Officer’s annual target bonus (which is a percentage of his annual base salary) and a formula number. Depending on the achievement of the predetermined targets, the actual annual cash incentive bonus may be less than or greater than the target bonus, subject to limitations. Recognizing the need to remain competitive, the Compensation Committee set the maximum annual cash incentive bonus at 200% of target levels for 2012, which was unchanged from 2011. The Compensation Committee’s consideration of the competitiveness of the target levels included:

•	the Company’s need to retain its experienced executive officers;

•	the target cash compensation excluding base salary for executive officers at other publicly-traded real estate companies (as described in the 2012 report by Towers Watson); and

•	the overall target cash compensation including base salary for executive officers at other publicly-traded real estate companies (also as described in the 2012 report by Towers Watson).

As described below, the formula number consists of three components. At the Board’s discretion, it may allocate greater weight to any of the three components than the proportions stated below, and it may pay bonuses exceeding 200% of the target bonus.
The annual cash incentive bonus formula number consists of the following three components: (i) 25% of each target annual cash incentive bonus is based on management’s achievement of the MBOs, as determined in the discretion of the Compensation Committee; (ii) 50% of each target annual cash incentive bonus is based on the Company’s Comparable FFO per share performance (“Comparable FFO”) relative to a budget scale approved annually by the Board of Trustees; and (iii) 25% of each target annual cash incentive bonus is based upon the Company’s average adjusted FFO divided by the average book value of long-term indebtedness plus total equity, including common and preferred equity (“Return on Invested Capital”), relative to the Return on Invested Capital of a pre-selected peer group. Greater or less than the nominal amount may be awarded pursuant to any of the components, and caps and limitations apply.
Management Business Objectives. Twenty-five percent of each target annual cash incentive bonus is nominally based on management’s achievement of the MBOs. MBOs vary each year and may include goals such as working with hotel managers to implement cost savings at target levels; evaluating alternative financing and acquisition structures; evaluating and pursuing acquisition and growth opportunities; effectively executing material financial, accounting, compliance and communication responsibilities; and developing long-term strategic plans for specific hotel properties.
Achievement of the MBOs for a given fiscal year is determined for the executive officers as a group and not on an individual officer basis. Similarly, achievement is considered in totality of the MBOs and, in some cases, requires a subjective analysis of the goals rather than a mathematical measurement of performance. In addition, even in the case of MBOs that are amenable to objective measurement, achievement is not necessarily a pass or fail construct. For example, the Compensation Committee may consider how much progress was made toward meeting an objective performance standard or by how much a standard was surpassed. Accordingly, overall achievement of the MBOs is a reasoned judgment made by the Compensation Committee based on the facts and circumstances prevailing at the time of the determination and including conversations among the executive officers and the Compensation Committee.

The table below describes the MBOs for 2012, including the considerations that the Compensation Committee considered in analyzing the MBOs:

2012 MBO	Compensation Committee Considerations
Continue to evaluate investments (including evaluation of the current economic environment) and pursue opportunities as appropriate, including utilization of equity as financially prudent.
The Company placed bids on many hotels; the Company continues to review all broadly marketed deals and pursue off-market opportunities through existing and new relationships in major markets; the Company acquired the Hotel Palomar, L’Auberge Del Mar, and The Liberty Hotel for an aggregate of approximately $390.7 million; the Company also purchased a $72 million mezzanine loan secured by ownership interests in Shutters on the Beach and Casa Del Mar in Santa Monica, CA for $67.4 million; and the Company raised net proceeds under its ATM program of $64 million and raised net proceeds of $209 million from its offering of Common Shares in December 2012.

Effectively execute all material financial, accounting, audit, compliance and communication responsibilities. Review the performance of the hotels with the Board and keep Board informed of any issues promptly as they arise.

There were no issues with closing the Company’s books and preparing financial statements for each of the four quarters in 2012; there were no audit differences; and that there were no identified material weaknesses in internal control over financial reporting. Additionally, the Board of Trustees was kept apprised through Chief Executive Officer updates and Board meetings.

Refinance Hilton Gaslamp mortgage through funding on credit facility or stand-alone mortgage.
The Hilton Gaslamp mortgage (5.35% rate) was paid off with funding under the Company’s credit facility (currently 2.25% rate) resulting in interest savings of over 300 basis points based on current interest rates.

Work with the Company’s management companies and property level executive teams to focus on maximizing revenues as well as controlling operating expenses and look for methods to improve EBITDA margins where appropriate.

The Company continues to work with all of its management companies to share best practices; revenue per available room for the full year 2012 increased 4.6 percent and that hotel EBITDA margins for the full year 2012 increased 113 basis points compared to the same period in 2011.

Maintain compliance with all unsecured and secured debt related covenants on a quarter to quarter basis.	The Company was in compliance with all debt covenants in the first, second, third and fourth quarters.
Comparable FFO Compared to Budget FFO. Fifty percent of each target annual cash incentive bonus is nominally based on the Company’s Comparable FFO relative to a budget scale. The budget scale for fiscal year 2012 approved by the Board of Trustees and the Compensation Committee was based on a budget goal of $2.10 per outstanding Common Share. The Compensation Committee determined that the Company’s Comparable FFO and the budget goal would be calculated to eliminate the effect of (i) income taxes, (ii) transaction expenses related to acquisitions, dispositions and financings and (iii) pre-opening costs.
Pursuant to the budget FFO component of the bonus program, if Comparable FFO equaled budget FFO, the targeted 50 percentage points would be earned. In general, for every percentage point by which the Comparable FFO is greater than or less than the budget FFO, four percentage points are added or subtracted, respectively, from the targeted 50 percentage points. For example, if budget FFO were $1.00 and Comparable FFO were $0.885, or

12.5% below budget FFO, then none of the potential 50 percentage points of the bonus component would be awarded. As another example, if Comparable FFO were $1.02 and budget FFO were $1.00, or 2.0% above budget FFO, then eight percentage points would be added to the targeted 50 percentage points, and an amount equal to 58% of the target bonus would be awarded pursuant to this component. For fiscal year 2012, the Compensation Committee determined the Company’s Comparable FFO was approximately $2.19, or 4.3% greater than budget FFO.
Relative Return on Invested Capital. Twenty-five percent of each target annual cash incentive bonus is nominally based upon the Company’s Return on Invested Capital relative to the Return on Invested Capital of six publicly-traded hotel REITs. Return on Invested Capital will be calculated based on each company’s published adjusted FFO divided by the average book value of long-term indebtedness plus total equity per each company’s audited year-end balance sheets as filed with the SEC.
Bonus achievement will be based on the following performance rankings:

•	if the Company is ranked first or second among the companies in the peer group based on its Return on Invested Capital, 200% of the target 25 percentage points of this bonus component would be earned;

•	if the Company is ranked third among the companies in the peer group based on its Return on Invested Capital, 150% of the target 25 percentage points of this bonus component would be earned;

•	if the Company is ranked fourth among the companies in the peer group based on its Return on Invested Capital, 100% of the target 25 percentage points of this bonus component would be earned; and

•
if the Company is ranked fifth, sixth or seventh among the companies in the peer group based on its Return on Invested Capital, none of the target 25 percentage points of this bonus component would be earned.

For fiscal year 2012, the peer group consisted of the following six publicly-traded hotel REITs: Ashford Hospitality Trust, Inc., DiamondRock Hospitality Company, FelCor Lodging Trust Incorporated, Strategic Hotels & Resorts, Inc., Sunstone Hotel Investors, Inc. and Host Hotels & Resorts, Inc.
The Company’s Return on Invested Capital was 6.5% in 2012, which ranked second among the companies in the peer group.
Calculation of the Bonus. The target bonus for Mr. Barnello for 2012 was approximately 125% of his annual base salary, or $925,000. The target bonus for Mr. Riggins for 2012 was approximately 70% of his annual base salary, or $275,000. The target bonus for Mr. Young for 2012 was approximately 75% of his annual base salary, or $340,000. With respect to the specific formula components for 2012, the following were achieved: (i) the MBOs, as determined by the Compensation Committee (25% of the target of 25% for this component); (ii) per-share Comparable FFO in excess of the budget goal established by the Compensation Committee of the Board of Trustees (67% of the target of 50% for this component) and (iii) the Company’s Return on Invested Capital compared to the Return on Invested Capital of the applicable peer group (50% of the target of 25% for this component). Taken together, the sum of these components equals 142%.
Long-Term Equity Incentive Awards
Overview. The 2009 Equity Incentive Plan allows for long-term incentives to Named Executive Officers and key employees of, and consultants and other service providers to, the Company, its subsidiaries and advisors through grants of option rights, appreciation rights and restricted share awards. Since becoming self advised in 2001, the Company has never granted awards under the incentive plan to consultants and other service providers. Awards granted to Named Executive Officers and other employees under the incentive plan are designed to provide those grantees with an incentive to promote the long-term success of the Company in line with the shareholders’

interests. The awards align the Named Executive Officers’ interests with the interests of shareholders by providing each Named Executive Officer with an ownership interest in the Company and a stake in the Company’s success. The 2009 Equity Incentive Plan is administered by the Compensation Committee, which has the discretion to determine those individuals or entities to whom awards will be granted, the number of shares subject to such rights and awards and other terms and conditions of the option rights, appreciation rights and restricted share awards. Each such award may have a vesting period that is tied to each Named Executive Officer’s or employee’s continued service to the Company or a specifically identified set of performance measures.
January 2012 Awards. The Compensation Committee considered a number of factors in determining to make the January 2012 awards, including:

•
the fact that equity awards constituted an integral component of the Company’s compensation philosophies described above, particularly that equity awards align the interests of the officers with those of the Company’s shareholders and that a significant portion of compensation should be based on performance;

•	the amount of target cash compensation of the officers for fiscal year 2012;

•	the effect on the Company’s operating results of cash and non-cash compensation;

•	the total potential compensation to the officers if performance measurements were achieved at maximum thresholds;

•	the long-term incentives and target and actual total direct compensation for executive officers at other publicly-traded real estate companies (as described in the 2012 report by Towers Watson); and

•	the other factors discussed above under “—Base Salary,” including the Company’s historical performance.
The January 2012 awards consisted of (i) immediate awards of restricted shares subject to time-based vesting only and (ii) agreements to award restricted shares where the award amount is not determined until the end of a three-year measuring period. The Committee refers to the group of awards described in (ii) as performance-based restricted share awards. In the case of the performance-based restricted share awards, once the award is determined and made at the end of the three-year measuring period, two-thirds of the awarded shares remain subject to time-based forfeiture provisions.
The January 2012 long-term equity incentive awards described in subsection (i) of the paragraph immediately above included 24,021 time-based restricted shares to Mr. Barnello, 9,239 time-based restricted shares to Mr. Riggins, and 12,934 time-based restricted shares to Mr. Young. Each award vests approximately one-third of the awarded amount on December 31, 2012, January 1, 2014 and January 1, 2015. All of the award shares are issued and outstanding as of the grant date, and the awardee is entitled to receive dividends as declared and paid on the shares and to vote the shares from the date of grant.
The Compensation Committee also approved the performance-based restricted share awards for Messrs. Barnello, Riggins and Young as an additional long-term incentive designed to further align their interests with that of the shareholders. Pursuant to the January 2012 performance-based restricted share awards, Mr. Barnello is eligible to receive a target amount of 44,346 shares, Mr. Riggins is eligible to receive a target amount of 15,152 shares and Mr. Young is eligible to receive a target amount of 20,325 shares. The actual amount of the award will be determined on January 1, 2015 and will depend on the “total return” of the Company’s Common Shares over a three-year period beginning with the closing price of the Company’s Common Shares on December 31, 2011, and ending with the closing price of the Company’s Common Shares on December 31, 2014. Each officer may actually receive as few as zero shares and as many as twice the target shares. The terms of the awards are as follows:

•
One-third of the award will be based on the Company’s “total return” (as defined below) compared to the total return of the companies in the NAREIT Equity Index. One-third of the award will be based on the Company’s total return compared to the total return of companies in a designated peer group of the Company and included in the NAREIT Equity Index. One-third of the award will be based on the amount of the Company’s total return compared to a Board-established total return goal.

•
“Total return” is as calculated by the NAREIT Equity Index and is the increase in the market price of a company’s Common Shares plus dividends declared thereon and assuming such dividends are reinvested.

•
After the actual amount of the award is determined (or earned) on January 1, 2015, the earned shares will be issued and outstanding but a portion will be subject to further vesting. Approximately one-third of the earned amount will vest immediately on January 1, 2015, and the remaining two-thirds will vest in equal amounts on January 1, 2016, and January 1, 2017.

•
Dividends will be deemed to have accrued only on the earned shares, including those shares subject to further vesting, from December 31, 2011, until the determination date, January 1, 2015. Such accrued dividends on the earned shares only will be paid to the awardee on or about January 1, 2015. Thereafter, the awardee is entitled to receive dividends as declared and paid on the earned shares and to vote the shares, including those shares subject to further vesting.

The first table below provides additional detail on the performance thresholds for the first two of the three performance criteria and the corresponding percentage earned for such criteria. The second table below provides additional detail on the performance thresholds for the third of the three performance criteria and the corresponding percentage earned for such criterion. For example, the Company’s total return compared to the NAREIT Equity Index and compared to its peers must be at least equal to the 40th percentile for Messrs. Barnello, Riggins and Young to earn any of their target shares in the first two performance categories. In addition, the Committee established a threshold total return over a three-year period of 22.5%, which is based on a 7% compounded annual total return, for Messrs. Barnello, Riggins and Young to earn any of their target shares in the third performance category.
Actual performance will be calculated to an exact percent (rounded to the nearest 1/100th), so the payment for each criterion is on a continuum between the threshold amount and target amount or between the target amount and maximum amount, as applicable.
Table 1: Total Return vs. NAREIT Equity Index Companies and Total Return vs. Peer Group

Percentile of Performance
		Threshold	Target	Maximum
	Less than 40th percentile	40th percentile	60th percentile	Greater Than or Equal to 80th percentile
NAREIT Index	0% earned	50% earned	100% earned	200% earned
Peer Group	0% earned	50% earned	100% earned	200% earned

Table 2: Total Return vs. Committee-Established Goals

Total Three-Year Return Performance
		Threshold	Target	Maximum
	Less Than 22.5%	22.5% (1)	29.5% (2)	Greater Than or Equal to 36.8% (3)
Company total return	0% earned	50% earned	100% earned	200% earned
______________
(1) Based on a 7% compounded annual total return.
(2) Based on a 9% compounded annual total return.
(3) Based on an 11% compounded annual total return.
Additional Award Provisions. The Company’s performance-based restricted share agreements with Messrs. Barnello, Riggins and Young include a provision that accelerates the measuring period in the event of a change in control of the Company. As a condition to the acceleration of the earning period, Messrs. Barnello, Riggins and Young agreed to a 12-month limited non-compete with the Company that restricts Messrs. Barnello, Riggins and Young from participating in any business operation primarily engaged in owning (as compared to, for example, franchising or managing) luxury or upscale hotels in urban, resort or convention markets in the United States. In the event that Messrs. Barnello, Riggins or Young breaches the limited non-competition provisions, the Named Executive Officer must pay to the Company an amount equal to the market value of that portion of the performance-based restricted share award that received accelerated earning as a result of the change in control. The 12-month period commences at the time of the change in control, and market value is the market value at the time of the change in control.
Share Options. The Company has not granted any share option awards to any of the executive officers since 2001 or any of the trustees since 2002. All share options previously issued have vested. All vested share options have been exercised.
Other Benefits
In addition, consistent with the philosophy of the Compensation Committee to establish individual- and Company-based performance measures, the Committee will continue to maintain competitive benefits and perquisites for Named Executive Officers; however, the Committee does not view benefits and perquisites for officers as a key component of the Company’s compensation program and their total value remains a small percentage of each Named Executive Officer’s base salary. The Compensation Committee may revise, amend or add to the Named Executive Officer’s benefits and perquisites if it deems it advisable.
Other Factors Considered by the Compensation Committee
Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code places a limit on the amount of compensation that may be deducted annually by the Company on its tax return with respect to each of its Named Executive Officers. In general, compensation paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company’s shareholders is not subject to this limit. Each of the Company’s 1998 Share Option and Incentive Plan and 2009 Equity Incentive Plan is qualified so that performance-based restricted share awards granted to the Named Executive Officers under the respective plans are not subject to the compensation deduction limitations described above. Time-based awards are subject to the compensation deduction limitations. Although the Compensation Committee generally seeks to preserve the federal income tax deductibility of compensation paid, to maintain flexibility in compensating the Named Executive Officers in a manner designed to promote the

Company’s corporate goals, including retaining and providing incentives for the Named Executive Officers, the Compensation Committee has not adopted a policy that all compensation must be deductible.
Payments Upon Termination of a Named Executive Officer and Vesting of Equity Awards Upon a Change in Control of the Company
The Company previously entered into an agreement with Messrs. Barnello, Riggins and Young to provide benefits to each in the event his employment is terminated in certain circumstances. The Compensation Committee reviews the terms of the severance agreements annually. Because each Named Executive Officer’s severance payment is derived from his annual base salary and other annual incentive compensation, the effect on severance payments is one of the factors considered by the Compensation Committee when annually reviewing the Named Executive Officer’s total compensation and severance agreement terms.
The agreement with each Named Executive Officer provides that the Named Executive Officer, upon 15 days prior written notice to the Company, may terminate his employment for “good reason.” In addition, each agreement provides that upon the termination of such Named Executive Officer either by the Company without “cause” or by the Named Executive Officer for “good reason” within one year of a change in control of the Company, the Named Executive Officer will be entitled to the severance payments and benefits detailed under “Termination Payment Tables.” As noted at the beginning of this CD&A, one of the Company’s executive compensation philosophies is the retention of key executive officers. The Compensation Committee believes that the terms of the severance agreements described above, including the events triggering severance payments, are competitive with the Company’s peer group and promote stability among its Named Executive Officers which is important to the Company’s overall performance.
In addition, the Committee considers the effect of accelerated vesting of certain equity awards upon a termination of a Named Executive Officer or a change in control of the Company. The Committee reviewed the terms of the restricted share award agreements, including the immediate vesting of time-based restricted shares upon a change in control of the Company or upon a Named Executive Officer’s termination without cause. The Compensation Committee also reviewed the vesting terms of the performance-based restricted share award agreements. The Compensation Committee believes that the terms of the restricted share award agreements are competitive with the Company’s peer group and promote stability among its Named Executive Officers which is important to the Company’s overall performance. For more information on the vesting terms of the Named Executive Officer’s restricted shares, see “Severance Agreements, Equity Award Vesting and Other Termination Policies—Vesting of Long-Term Equity Incentive Awards.”
Security Ownership of Management
The Compensation Committee has established the share ownership guidelines described in the table below. The Compensation Committee believes that requiring the Named Executive Officers to maintain a meaningful ownership interest in the Company relative to their annual base salaries may encourage the Named Executive Officers to act in a manner that creates value for the Company’s shareholders.

Position	Multiple
Chief Executive Officer	5x Base Salary
Chief Financial Officer	3x Base Salary
Chief Operating Officer	3x Base Salary

Restricted shares that remain subject to time vesting issued pursuant to the 1998 Share Option and Incentive Plan or the 2009 Equity Incentive Plan count toward the suggested share ownership guidelines. Performance-based restricted share awards that have not been earned will not count toward the recommended levels.

Once a Named Executive Officer meets the share ownership guidelines, periodic market declines in the value of the Company’s Common Shares will not adversely affect any previous determination by the Board of Trustees that the share ownership guidelines had been met by the Named Executive Officer. Messrs. Barnello and Young met the share ownership guidelines as of February 9, 2010 and December 31, 2012, respectively. Under the policy, Mr. Riggins has five years from the date he joined the Company as an executive officer, or January 24, 2016, to meet the share ownership guidelines.

EXECUTIVE OFFICER COMPENSATION TABLES
Summary Compensation Table
The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission. The amounts shown represent the compensation paid to the Named Executive Officers for the year shown as consideration for services rendered to the Company.
With respect to long-term equity incentive awards, the dollar amounts indicated in the table under “Share Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. With respect to performance-based restricted share awards, the dollar value computed is based on the probable outcome of the performance conditions as of the grant date of the award.

Name and Principal Position	Year	Salary	Bonus (1)	Share Awards (2)	Non-Equity Incentive Plan Compensation (1)	All Other Compensation		Total

Michael D. Barnello	2012	$735,000	$—	$1,850,011	$1,313,500	$206,368	(3)	$4,104,879
President and Chief Executive Officer	2011	671,250	—	1,300,017	575,000	182,198		2,728,465
	2010	600,000	—	1,200,021	900,000	84,916		2,784,937

Bruce A. Riggins	2012	395,000	—	660,020	390,500	33,170	(4)	1,478,690
Executive Vice President, Chief Financial Officer and Secretary	2011	357,404	—	799,965	190,000	26,940		1,374,309
	2010	—	—	—	—	—		—

Alfred L. Young	2012	450,000	—	899,989	482,800	36,883	(5)	1,869,672
Executive Vice President and Chief Operating Officer	2011	375,000	—	700,009	218,000	33,137		1,326,146
	2010	275,023	—	—	300,000	225,467		800,490

(1)
The combined amount to be shown in each of the Bonus and Non-Equity Incentive Plan Compensation columns equals the amount of the annual cash incentive bonus for each Named Executive Officer. The amount shown in the Bonus column is the discretionary amount of the annual cash incentive bonus awarded to a Named Executive Officer in excess of the formula-based amount of the annual cash incentive bonus.

(2)
For more information regarding the Company’s assumptions made in the valuation of time-based restricted share awards and performance-based restricted share awards, see note 7 to the financial statements included in the Company’s Form 10-K for the period ended December 31, 2012. The table below shows the dollar value of performance-based restricted share awards for each of Messrs. Barnello, Riggins and Young assuming that on the grant dates of the awards, the highest level of performance was probable and the maximum value of the awards would be earned. The value of the performance-based restricted share awards are dependent on the Company’s performance over a three-year period and there is no assurance that the maximum value of the awards will be earned.

	Maximum Value of Performance-based Restricted Share Awards Assuming Highest Performance Level
	Barnello	Riggins	Young
2012	$2,400,006	$820,026	$1,099,989
2011	1,300,017	499,979	700,009
2010	1,200,021	—	—

(3)
All Other compensation consists of (i) $1,197 in Company-paid life insurance premiums, (ii) $3,213 in Company-paid long-term disability insurance premiums, (iii) $10,000 in employer matching contributions to the Company’s 401(k), (iv) $10,000 in employer matching charitable contributions, (v) $175,358 in dividends earned on unvested restricted shares (including accrued dividends paid on performance shares earned during 2012), (vi) $5,150 in fees related to membership in the Young Presidents’ Organization, and (v) $1,450 in Board recommended executive health program.

(4)
All Other compensation consists of (i) $1,079 in Company-paid life insurance premiums, (ii) $10,000 in employer matching contributions to the Company’s 401(k), (iii) $5,920 in employer matching charitable contributions, (iv) $13,548 in dividends earned on unvested restricted shares, and (v) $2,623 in Board recommended executive health program.

(5)
All Other compensation consists of (i) $2,003 in Company-paid life insurance premiums, (ii) $10,000 in employer matching contributions to the Company’s 401(k), (iii) $2,500 in employer matching charitable contributions, (iv) $20,430 in dividends earned on unvested restricted shares, and (v) $1,950 in Board recommended executive health program.

2012 Grants of Plan-Based Awards
The following table sets forth information with respect to plan-based restricted share awards granted in 2012 to the Named Executive Officers. The dollar amounts indicated under the “Grant Date Fair Value” is the full fair value of each grant, in accordance with the applicable accounting literature, which, with respect to the value of performance-based restricted share awards, is the probable outcome of the performance conditions as of the grant date.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (in number of shares)(2)			All Other Share Awards: Number of Shares(3)	Grant Date Fair Value
Name	Date of Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Michael D. Barnello
Annual Cash Incentive Bonus		$0	$925,000	$1,850,000
Time-Based	January 26, 2012							24,021	$650,008
Performance-Based	January 26, 2012				22,173	44,346	88,692		1,200,003

Bruce A. Riggins
Annual Cash Incentive Bonus		0	275,000	550,000
Time-Based	January 26, 2012							9,239	250,007
Performance-Based	January 26, 2012				7,576	15,152	30,304		410,013

Alfred L. Young
Annual Cash Incentive Bonus		0	340,000	680,000
Time-Based	January 26, 2012							12,934	349,994
Performance-Based	January 26, 2012				10,163	20,325	40,650		549,995

(1)	For the year ended December 31, 2012, the Compensation Committee approved annual cash incentive bonuses for Messrs. Barnello, Riggins and Young of $1,313,500, $390,500 and $482,800, respectively.

(2)
The actual amount of the award will be determined on January 1, 2015 and will depend on the “total return” of the Company’s Common Shares over a three-year period beginning with the closing price of the Company’s common stock on December 31, 2011 and ending with the closing price of the Company’s common stock on December 31, 2014. For more information regarding the performance criteria for these awards, see “Executive Officer Compensation—Compensation Discussion and Analysis—Components and Criteria of Executive Compensation—Long-Term Equity Incentive Awards.”

(3)
These shares will vest annually in three equal installments beginning December 31, 2012. For additional information, see “Executive Officer Compensation—Compensation Discussion and Analysis—Components and Criteria of Executive Compensation—Long-Term Equity Incentive Awards.”

2012 Share Options and Share Vesting
The Company has not granted share option awards with respect to a fiscal year after 2001. Certain trustees received options in 2002 that related to fiscal year 2001. No other options were granted in 2002 or any subsequent year. The Named Executive Officers did not exercise any options during 2012. The following table sets forth information with respect to the exercising of options and the vesting of restricted shares by the Named Executive Officers during 2012:

			Option Awards		Share Awards
Name	Vesting Date	Closing Market Price	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael D. Barnello	January 1, 2012	$24.21	—	$—	29,768	$720,683
	December 31, 2012	$25.39	—	—	25,282	641,910
Bruce A. Riggins	January 1, 2012	$24.21	—	—	6,545	158,454
	December 31, 2012	$25.39	—	—	9,625	244,379
Alfred L. Young	January 1, 2012	$24.21	—	—	15,393	372,665
	December 31, 2012	$25.39	—	—	19,704	500,285

Outstanding Equity Awards at Fiscal Year-End 2012
The following table sets forth information with respect to outstanding equity awards held by the Named Executive Officers as of December 31, 2012. No option awards were outstanding for the Named Executive Officers as of December 31, 2012. The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the FAS 123R values or the compensation expense recognized by the Company on its financial statements for fiscal year 2012 with respect to its long-term equity incentive plan awards. In addition, the number of unearned shares that have not vested for the equity incentive plan awards are the threshold amounts that may be earned pursuant to the awards. For more information regarding the threshold, target and maximum amounts with respect to plan-based restricted share awards granted in 2012, see “—2012 Grants of Plan-Based Awards.”

	Share Awards
Name	Number of Shares That Have Not Vested(3)	Market Value of Shares That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested(2)
Michael D. Barnello	155,520	$3,948,653	83,847	$2,128,875
Bruce A. Riggins	12,704	322,555	12,039	305,670
Alfred L. Young	15,406	391,158	16,449	417,640
_______________________

(1)	Based on the Company’s Common Share closing price of $25.39 on December 30, 2012.

(2)	Based on the Company’s Common Share closing price of $25.39 on December 30, 2012 and assumes that the Named Executive Officers earn the threshold amounts of performance-based restricted share awards.

(3)
The following table summarizes the time-based restricted share awards for which a portion of the Common Shares remain unvested as of December 31, 2012. The table also provides information about the applicable vesting periods.

		Number of Time-Based Restricted Shares Granted to Named Executive Officers
Grant Date	Closing Market Price	Michael D. Barnello	Bruce A. Riggins	Alfred L. Young	Common Shares Vesting Periods
May 31, 2008	$32.82	175,000	—	—	75,000 shares vested on June 30, 2011
					50,000 shares vest on June 30, 2014
					50,000 shares vest on June 30, 2017

April 28, 2009	$11.30	69,899	—	—	Three equal periods beginning on January 1, 2012

November 3, 2009	$17.11	—	—	3,892	Three equal periods beginning on December 31, 2012

January 27, 2010	$21.07	12,638	—	—	Three equal periods beginning on December 31, 2012

January 24, 2011	$28.01	—	19,635	—	Three equal periods beginning on January 1, 2012

January 26, 2011	$27.84	23,348	—	12,572	Three equal periods beginning on January 1, 2012

January 26, 2012	$27.06	24,021	9,239	12,934	Three equal periods beginning on December 31, 2012

(4)
The following table summarizes the performance-based restricted share awards (at threshold amounts) for which a portion of the Common Shares remain unearned and unvested as of December 31, 2012. The table also provides information about the applicable vesting periods, assuming the performance-based restricted shares are earned at the conclusion of the applicable three-year measuring period.

		Number of Performance-Based Restricted Shares Granted to Named Executive Officers
Grant Date	Closing Market Price	Michael D. Barnello	Bruce A. Riggins	Alfred L. Young	Vesting Periods
May 31, 2008	$32.82	50,000	—	—	25,000 shares immediately vest, if earned, on July 1, 2014
					25,000 shares immediately vest, if earned, on July 1, 2017

January 24, 2011	$28.01	—	4,463	—	Common Shares, if earned, vest in three equal installments beginning on January 1, 2014

January 26, 2011	$27.84	11,674	—	6,286	Common Shares, if earned, vest in three equal installments beginning on January 1, 2014

January 26, 2012	$27.06	22,173	7,576	10,163	Common Shares, if earned, vest in three equal installments beginning on January 1, 2015
Equity Compensation Plan Information
The following table summarizes information, as of December 31, 2012 relating to equity compensation plans of the Company pursuant to which grants of options, restricted shares, restricted share units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	120,883	(2)	None	(3)	1,428,088
Equity compensation plans not approved by security holders	None		None		None
Total	120,883		None		1,428,088
_________________________________

(1)	The 2009 Equity Incentive Plan.

(2)	120,883 Deferred Shares.

(3)	Deferred Shares have no exercise price.

SEVERANCE AGREEMENTS, EQUITY AWARD VESTING AND
OTHER TERMINATION POLICIES
Severance Agreements
The Company previously entered into an agreement with each of its Named Executive Officers to provide benefits to each in the event his employment is terminated in certain circumstances. The Compensation Committee believes that such severance agreements are in the best interests of the Company and its shareholders to ensure the continued employment and dedication of the Named Executive Officers by diminishing the inevitable distraction of such employees created by the personal uncertainties and risks associated with a potential change in control. Providing critical employees with defined compensation and benefits arrangements upon a change in control may help ensure that such employees’ compensation and benefits expectations will be satisfied. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device and that many companies with which the Company competes for executive talent have customarily had similar arrangements in place for their senior employees.
The Compensation Committee reviews the terms of the severance agreements annually. As described in more detail below, because each Named Executive Officer’s severance payment is derived from his annual base salary and other annual incentive compensation, the effect on severance payments is one of the factors considered by the Compensation Committee when annually reviewing the Named Executive Officer’s total compensation and severance agreement terms.
Severance Agreement of Mr. Barnello
Mr. Barnello’s amended and restated severance agreement became effective on October 19, 2009 for an initial term of three years; provided, however, that each term is automatically extended at the end of such term for a successive one-year term unless, not less than six months prior to the termination of the then existing term, the Board of Trustees provides notice to Mr. Barnello of its intent not to extend the term further. Mr. Barnello may terminate the agreement prior to the expiration of the term as described below.
Termination in Connection with a Change in Control
Upon 15 days prior written notice to the Company, Mr. Barnello may terminate his employment for “good reason.” The agreement provides that upon the termination of Mr. Barnello either by the Company without “cause” or by Mr. Barnello for “good reason” within one year of a change in control of the Company, Mr. Barnello will be entitled to the following severance payments and benefits:

•	annual base salary, annual cash incentive bonus and accrued vacation time earned but not paid to the date of termination;

•
a lump sum cash payment equal to the product of three times the sum of (x) Mr. Barnello’s then current annual base salary, plus (y) the average of the annual cash incentive bonuses paid to Mr. Barnello with respect to the three most recent fiscal years ending before the date of termination; and

•
such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).

Termination without Cause
If Mr. Barnello is terminated without “cause” and not in connection with or within one year of a change in control of the Company, Mr. Barnello will be entitled to the following severance payments and benefits:

•	annual base salary, annual cash incentive bonus and accrued vacation time earned but not paid to the date of termination;

•
a lump sum cash payment equal to the sum of (x) Mr. Barnello’s then current annual base salary, plus (y) the average of the annual cash incentive bonuses paid to Mr. Barnello with respect to the three most recent fiscal years ending before the date of termination; and

•
such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).

Termination without Good Reason
If Mr. Barnello voluntarily terminates his employment without “good reason,” Mr. Barnello will be entitled to the following severance payments and benefits:

•	annual base salary, annual cash incentive bonus and accrued vacation time earned but not paid to the date of termination; and

•
such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).

Severance Agreement of Mr. Young
The severance agreement entered into by Mr. Young became effective on November 3, 2009, for an initial term of three years; provided, however, that the term is automatically extended at the end of such term for a successive one-year term unless, not less than six months prior to the termination of the then existing term, the Board of Trustees provides notice to Mr. Young of its intent not to extend the term further. Mr. Young may terminate the agreement prior to the expiration of the term as described below.
Termination in Connection with a Change in Control
Upon 15 days prior written notice to the Company, Mr. Young may terminate his employment for “good reason.” The agreement provides that upon the termination of Mr. Young either by the Company without “cause” or by Mr. Young for “good reason” within one year of a change in control of the Company, Mr. Young will be entitled to the following severance payments and benefits:

•	annual base salary, annual cash incentive bonus and accrued vacation time earned but not paid to the date of termination;

•
a lump sum cash payment equal to the product of two times the sum of (x) Mr. Young’s then current annual base salary, plus (y) the average of the annual cash incentive bonuses paid to Mr. Young with respect to the three most recent fiscal years ending before the date of termination; and

•
such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).

Termination without Cause
If Mr. Young is terminated without “cause” and not in connection with or within one year of a change in control of the Company, Mr. Young will be entitled to the following severance payments and benefits:

•	annual base salary, annual cash incentive bonus and accrued vacation time earned but not paid to the date of termination;

•
a lump sum cash payment equal to the sum of (x) Mr. Young’s then current annual base salary, plus (y) one half of the average of the annual cash incentive bonuses paid to Mr. Young with respect to the three most recent fiscal years ending before the date of termination; and

•
such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).

Termination without Good Reason
If Mr. Young voluntarily terminates his employment without “good reason,” Mr. Young will be entitled to the following severance payments and benefits:

•	his annual base salary, annual cash incentive bonus and accrued vacation time earned but not paid to the date of termination; and

•
such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).

Severance Agreement of Mr. Riggins
Mr. Riggins’s severance agreement became effective on January 24, 2011. The terms and conditions of Mr. Riggins’s agreement are the same as those for Mr. Young described above. The Company anticipates that until about April 2014, in calculating any lump sum cash payment under his severance agreement based on an average of bonuses paid over the three prior years, the target amount of the annual cash incentive bonus of Mr. Riggins will be used for any year or years for which an actual bonus had not been paid because Mr. Riggins was not employed long enough to be eligible to receive a bonus (i.e., if he had not been employed long enough to have been eligible to receive a bonus for the prior three years).
Other Key Severance Agreement Terms
As a condition of any severance payment and related benefits described above, each of Messrs. Barnello, Young and Riggins has agreed to a general release of any and all claims relating to the Named Executive Officer’s employment. In addition, each has agreed, for a one-year period, not to solicit, hire or recruit employees or trustees of the Company either directly or indirectly for his own account or for another party.
Under the terms of each of their severance agreements, Messrs. Barnello, Young and Riggins are entitled to a tax gross-up payment under certain conditions in the event that their employment is terminated in connection with a change in control. The tax gross-up payment reinforces the purpose of the severance agreements, which is to incentivize critical employees to remain at the Company by providing them with a guaranteed level of financial protection upon loss of employment and alleviating their concerns about their own continued employment prior to or following a change in control. The Company has adopted a policy that it will not enter into an agreement with a new executive officer that includes a tax gross-up provision with respect to payments contingent upon a change in control.

Below are a list of terms and their meanings as defined in each Named Executive Officer’s severance agreement:

•	“Cause” shall mean that the Board concludes, in good faith and after reasonable investigation, that:

◦	the Named Executive Officer is accused of engaging in conduct which is a felony under the laws of the United States or any state or political subdivision thereof;

◦
the Named Executive Officer Executive engaged in conduct relating to the Company constituting material breach of fiduciary duty, willful misconduct (including acts of employment discrimination or sexual harassment) or fraud;

◦	the Named Executive Officer breached the non-solicitation covenant contained in his severance agreement in any material respect; or

◦
the Named Executive Officer materially failed to follow a proper directive of the Board (or, with respect to Messrs. Young and Riggins, the Chief Executive Officer) of the Company within the scope of the Named Executive Officer’s duties (which shall be capable of being performed by the Named Executive Officer with reasonable effort) after written notice from the Board (or, with respect to Messrs. Young and Riggins, the Chief Executive Officer) specifying the performance required and the Named Executive Officer’s failure to perform within 30 days after such notice. No act, or failure to act, on the Named Executive Officer’s part shall be deemed “willful” unless done, or omitted to be done, by the Named Executive Officer not in good faith or if the result thereof would be unethical or illegal.

•	“Change in Control” shall mean a change in control of the Company which will be deemed to have occurred after the date hereof if:

◦
any “person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s Common Shares, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power or Common Shares of the Company;

◦
during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new trustee (other than (A) a trustee designated by a person who has entered into an agreement with the Company to effect a transaction described in these bullets or (B) a trustee whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of trustees of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the trustees then still in office who either were trustees at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

◦
there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power and Common Shares of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

◦
the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power and Common Shares of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Common Shares of the Company immediately prior to such sale.

•	“Good Reason” shall mean the occurrence, without the Named Executive Officer’s prior written consent, of any of the following in connection with or within one year after a Change in Control:

◦	any material reduction of the Named Executive Officer’s base salary or target bonus as a percentage of base salary;

◦
any material adverse change in the Named Executive Officer’s duties or responsibilities, including assignment of duties inconsistent with his position, significant adverse alteration of the nature or status of responsibilities or the conditions of employment or any material diminution in authority, duties, or responsibilities, including, without limitation, any such material adverse change that results from a transaction pursuant to which the Company ceases to be a public reporting lodging REIT;

◦
a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Named Executive Officer is required to report including, without limitation, any material diminution that results from a transaction pursuant to which the Company ceases to be a public reporting lodging REIT; and

◦	the relocation of the Named Executive Officer’s principal place of performance outside of the Washington, D.C. metropolitan area.
Vesting of Long-Term Equity Incentive Awards
The terms of the time-based share award agreements granted to the Named Executive Officers generally provide that:

•	Upon a change in control of the Company, the unvested shares vest.

•	Upon termination of the Named Executive Officer’s employment with the Company by the Company without cause, the unvested shares vest.

•	Upon termination of the Named Executive Officer’s employment with the Company because of the Named Executive Officer’s death or disability, the unvested shares vest.

•	Upon termination of the Named Executive Officer’s employment with the Company by the Company for cause, the unvested shares are forfeited.
The time-based share award agreements do not provide, in the absence of a change in control of the Company, for acceleration of the unvested shares in the event the Named Executive Officer terminates his employment with the Company, for any reason other than death, disability or, under certain conditions, retirement.
The terms of the performance-based restricted share award agreements granted to the Named Executive Officers generally provide that:

•
In the event of a Named Executive Officer’s death or disability during the “earning” period of the award agreement (which is generally a designated three-year period specified at the time the award is granted), his performance-based restricted share awards will be measured early, as of the date of death or disability (with the measuring period and cumulative return goals reduced accordingly), and all earned shares and deferred dividends thereon will vest immediately and be paid promptly thereafter, except that the number of shares subject to the award will be reduced pro rata, based on the amount of time elapsed in the measuring period compared to the full, original measuring period.

•
In the event of a change in control in the Company during the earning period of the award agreement, the award will be measured as of the date of the change in control (with the measuring period and cumulative return goals reduced accordingly) and all earned shares and deferred dividends thereon will vest immediately and be paid promptly thereafter. The amount of the awards will not be pro rated as in the case of death or disability.

•
In the event the Company terminates a Named Executive Officer’s employment with the Company for cause, or the Named Executive Officer terminates his employment with the Company without good reason, all unearned or unvested shares under the award agreement are forfeited.

•
In the event that the Company terminates a Named Executive Officer’s employment with the Company without cause, or a Named Executive Officer terminates his employment with the Company for good reason, the performance-award will be measured early, as of the date of termination (with the measuring period and cumulative return goals reduced accordingly), and all earned shares and deferred dividends thereon shall vest immediately and be paid promptly thereafter, except that the number of shares subject to the award will be reduced pro rata, based on the amount of time elapsed in the measuring period compared to the full, original measuring period.

For purposes of the time-based and performance-based restricted share award agreements, the definitions of “cause,” “good reason” and “change in control” are similar but not identical to the definitions contained in the severance agreements of the Named Executive Officers. For example, the definition of “good reason” for purposes of the award agreements does not include any requirement of a change in control. In addition, the definition of “change in control” for purposes of the award agreements includes mergers and consolidations where the outstanding securities of the Company represent less than 75% of the combined voting power of the Company or surviving entity after the merger or consolidation and includes a sale of substantially all of the assets of the Company to an entity in which the Company’s shareholders own less than 75% of the combined voting power in substantially the same proportions as their Company ownership before the sale.
Retirement Policy
Since January 2007, the Company has had a retirement policy for Named Executive Officers. The policy is designed to reward years of dedication and service to the Company. Under the policy, all previously-granted equity awards to a Named Executive Officer who is at least 60 years old and who has served the Company at least 20 years will immediately vest. Performance-based awards will be measured as of the retirement date (with the measuring period and cumulative return goals reduced accordingly).
None of the Company’s Named Executive Officers has met the age or service requirements to be eligible for benefits under this policy.
CHANGE OF CONTROL AND TERMINATION PAYMENT TABLES
The tables on the following pages indicate the cash amounts, accelerated vesting and other payments and benefits that the Named Executive Officers would be entitled to under various circumstances pursuant to the terms of the 1998 Share Option and Incentive Plan, the 2009 Equity Incentive Plan, the agreements governing awards made under the 1998 Share Option and Incentive Plan and the 2009 Equity Incentive Plan, the severance agreements of the Named Executive Officers and the Company’s retirement policies. In all cases, each Named Executive Officer is entitled to a cash payment consisting of his salary, bonus and cash equivalent of vacation time earned but not paid as of the termination date. Each of the following tables assumes that separation occurs on December 31, 2012.
Michael D. Barnello—President and Chief Executive Officer
Payments Upon Termination Without Change in Control

	Termination by Company With Cause	Termination by Company Without Cause	Termination by Employee With Good Reason	Termination by Employee Without Good Reason
Cash Payment(1)	$0	$1,403,312	$1,403,312	$0
Cash Payment for Time-based Restricted Shares	0	3,948,653	3,948,653	0
Cash Payment for Performance-based Restricted Shares	0	630,313	630,313	0
Dividends Awarded on Restricted Shares(2)	0	24,149	24,149	0
Excise Tax Gross-Up Payments	0	0	0	0
TOTAL	$0	$6,006,427	$6,006,427	$0

(1) Each Named Executive Officer is also paid his salary, annual cash incentive bonus and the cash equivalent vacation time earned but not paid as of the termination date.
(2) Dividends are awarded only with respect to the earned performance-based restricted shares.

Payments Upon Change in Control and Termination With Change in Control (1)

	Accelerated Vesting Upon a Change in Control	Termination by Company With Cause	Termination by Company Without Cause	Termination by Employee With Good Reason	Termination by Employee Without Good Reason
Cash Payment(2)	$0	$0	$4,209,936	$4,209,936	$0
Cash Payment for Time-based Restricted Shares	3,948,653	0	3,948,653	3,948,653	0
Cash Payment for Performance-based Restricted Shares	1,199,370	0	1,199,370	1,199,370	0
Dividends Awarded on Restricted Shares(3)	45,524	0	45,524	45,524	0
Excise Tax Gross-Up Payments(4)	0	0	2,271,629	2,271,629	0
TOTAL	$5,193,547	$0	$11,675,112	$11,675,112	$0

(1) Assumes change in control occurred on December 31, 2012.
(2) Each Named Executive Officer is also paid his salary, annual cash incentive bonus and the cash equivalent vacation time earned but not paid as of the termination date.
(3) Dividends are awarded only with respect to the earned performance-based restricted shares.
(4) Represents a payment by the Company to each Named Executive Officer in an amount equal to the federal excise tax on qualifying termination compensation plus all federal, state and local income taxes payable with respect to the excise tax payment.

Payments With or Without Change in Control

	Death(1)	Disability	Retirement
Cash Payment(2)	$0	$0	$0
Cash Payment for Time-based Restricted Shares	3,948,653	3,948,653	0
Cash Payment for Performance-based Restricted Shares	630,313	630,313	0
Dividends Awarded on Restricted Shares(3)	24,149	24,149	0
Excise Tax Gross-Up Payments	0	0	0
TOTAL	$4,603,115	$4,603,115	$0

(1) Each Named Executive Officer receives benefits per life insurance policies and disability policies.
(2) Each Named Executive Officer is also paid his salary, annual cash incentive bonus and the cash equivalent vacation time earned but not paid as of the termination date.
(3) Dividends are awarded only with respect to the earned performance-based restricted shares.

Bruce A. Riggins—Executive Vice President, Chief Financial Officer and Secretary
Payments Upon Termination Without Change in Control

	Termination by Company With Cause	Termination by Company Without Cause	Termination by Employee With Good Reason	Termination by Employee Without Good Reason
Cash Payment(1)	$0	$518,333	$518,333	$0
Cash Payment for Time-based Restricted Shares	0	322,555	322,555	0
Cash Payment for Performance-based Restricted Shares	0	46,832	46,832	0
Dividends Awarded on Restricted Shares(2)	0	2,121	2,121	0
Excise Tax Gross-Up Payments	0	0	0	0
TOTAL	$0	$889,841	$889,841	$0

(1) Each Named Executive Officer is also paid his salary, annual cash incentive bonus and the cash equivalent vacation time earned but not paid as of the termination date.
(2) Dividends are awarded only with respect to the earned performance-based restricted shares.

Payments Upon Change in Control and Termination With Change in Control (1)

	Accelerated Vesting Upon a Change in Control	Termination by Company With Cause	Termination by Company Without Cause	Termination by Employee With Good Reason	Termination by Employee Without Good Reason
Cash Payment(2)	$0	$0	$1,283,333	$1,283,333	$0
Cash Payment for Time-based Restricted Shares	322,555	0	322,555	322,555	0
Cash Payment for Performance-based Restricted Shares	70,248	0	70,248	70,248	0
Dividends Awarded on Restricted Shares(3)	3,182	0	3,182	3,182	0
Excise Tax Gross-Up Payments(4)	0	0	491,483	491,483	0
TOTAL	$395,985	$0	$2,170,801	$2,170,801	$0

(1) Assumes change in control occurred on December 31, 2012.
(2) Each Named Executive Officer is also paid his salary, annual cash incentive bonus and the cash equivalent vacation time earned but not paid as of the termination date.
(3) Dividends are awarded only with respect to the earned performance-based restricted shares.
(4) Represents a payment by the Company to each Named Executive Officer in an amount equal to the federal excise tax on qualifying termination compensation plus all federal, state and local income taxes payable with respect to the excise tax payment.

Payments With or Without Change in Control

	Death(1)	Disability	Retirement
Cash Payment(2)	$0	$0	$0
Cash Payment for Time-based Restricted Shares	322,555	322,555	0
Cash Payment for Performance-based Restricted Shares	46,832	46,832	0
Dividends Awarded on Restricted Shares(3)	2,121	2,121	0
Excise Tax Gross-Up Payments	0	0	0
TOTAL	$371,508	$371,508	$0

(1) Each Named Executive Officer receives benefits per life insurance policies and disability policies.
(2) Each Named Executive Officer is also paid his salary, annual cash incentive bonus and the cash equivalent vacation time earned but not paid as of the termination date.
(3) Dividends are awarded only with respect to the earned performance-based restricted shares.

Alfred L. Young—Executive Vice President and Chief Operating Officer
Payments Upon Termination Without Change in Control

	Termination by Company With Cause	Termination by Company Without Cause	Termination by Employee With Good Reason	Termination by Employee Without Good Reason
Cash Payment(1)	$0	$569,667	$569,667	$0
Cash Payment for Time-based Restricted Shares	0	325,297	325,297	0
Cash Payment for Performance-based Restricted Shares	0	65,969	65,969	0
Dividends Awarded on Restricted Shares(2)	0	2,988	2,988	0
Excise Tax Gross-Up Payments	0	0	0	0
TOTAL	$0	$963,921	$963,921	$0

(1) Each Named Executive Officer is also paid his salary, annual cash incentive bonus and the cash equivalent vacation time earned but not paid as of the termination date.
(2) Dividends are awarded only with respect to the earned performance-based restricted shares.

Payments Upon a Change in Control and Termination With Change in Control (1)

	Accelerated Vesting Upon a Change in Control	Termination by Company With Cause	Termination by Company Without Cause	Termination by Employee With Good Reason	Termination by Employee Without Good Reason
Cash Payment(2)	$0	$0	$1,378,667	$1,378,667	$0
Cash Payment for Time-based Restricted Shares	325,297	0	325,297	325,297	0
Cash Payment for Performance-based Restricted Shares	98,953	0	98,953	98,953	0
Dividends Awarded on Restricted Shares(3)	4,482	0	4,482	4,482	0
Excise Tax Gross-Up Payments(4)	0	0	0	0	0
TOTAL	$428,732	$0	$1,807,399	$1,807,399	$0

(1) Assumes change in control occurred on December 31, 2012.
(2) Each Named Executive Officer is also paid his salary, annual cash incentive bonus and the cash equivalent vacation time earned but not paid as of the termination date.
(3) Dividends are awarded only with respect to the earned performance-based restricted shares.
(4) Represents a payment by the Company to each Named Executive Officer in an amount equal to the federal excise tax on qualifying termination compensation plus all federal, state and local income taxes payable with respect to the excise tax payment.

Payments With or Without Change in Control

	Death(1)	Disability	Retirement
Cash Payment(2)	$0	$0	$0
Cash Payment for Time-based Restricted Shares	325,297	325,297	0
Cash Payment for Performance-based Restricted Shares	65,969	65,969	0
Dividends Awarded on Restricted Shares(3)	2,988	2,988	0
Excise Tax Gross-Up Payments	0	0	0
TOTAL	$394,254	$394,254	$0

(1) Each Named Executive Officer receives benefits per life insurance policies and disability policies.
(2) Each Named Executive Officer is also paid his salary, annual cash incentive bonus and the cash equivalent vacation time earned but not paid as of the termination date.
(3) Dividends are awarded only with respect to the earned performance-based restricted shares.

CASH STAY BONUS FOLLOWING A CHANGE IN CONTROL
If a Named Executive Officer remains employed by the Company on the first anniversary of a change in control event, the Named Executive Officer is entitled to receive a lump sum cash stay bonus. For Mr. Barnello, the cash stay bonus is equal to the sum of Mr. Barnello’s base salary plus the average of the annual cash bonuses paid to Mr. Barnello with respect to the three most recent fiscal years. Based on Mr. Barnello’s 2012 base salary and his average annual cash incentive bonus paid for 2009, 2010 and 2011, Mr. Barnello’s cash stay bonus would be equal to $1,403,312.
For Mr. Riggins, the cash stay bonus is equal to one half of the sum of (x) his base salary, plus (y) the average of the annual cash incentive bonus paid to him with respect to 2011 and the target amount of his annual cash incentive bonus for 2012. Based on Mr. Riggins’s 2012 base salary and the average of his annual cash incentive bonus for 2011 and the target amount of his annual cash incentive bonus for 2012, Mr. Riggins’s cash stay bonus would equal $313,750.
For Mr. Young, the cash stay bonus is equal to one half of the sum of (x) his base salary, plus (y) the average of the annual cash incentive bonuses paid to Mr. Young with respect the three most recent fiscal years. Based on Mr. Young’s 2012 base salary and his average annual cash incentive bonus paid for 2009, 2010 and 2011, Mr. Young’s cash stay bonus would be equal to $328,000.

PROPOSAL 3: ADVISORY (NON-BINDING) VOTE
APPROVING EXECUTIVE COMPENSATION
The Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse the Company’s executive compensation program for Named Executive Officers by voting for or against the following resolution.
“—RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.
While this vote is advisory and not binding on the Company, it will provide information to the Company and the Compensation Committee regarding shareholder sentiment about the Company’s executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of 2013 and beyond.
As described in detail under the heading “Executive Officer Compensation” above, the Company seeks to closely align the interests of its executive officers with the interests of its shareholders. The Company’s compensation programs are designed to reward the executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Following is a summary of some of the primary components and rationale of the Company’s compensation philosophy.
Compensation should reinforce business objectives and Company values. The Company strives to provide a rewarding and professionally challenging work environment for its executive officers. The Company believes that executive officers who are motivated and challenged by their duties are more likely to achieve the individual and corporate performance goals designed by the Compensation Committee. The Company’s executive compensation package should reflect this work environment and performance expectations. Key executive officers should be retained. The primary purpose of the Company’s executive compensation program has been and is to achieve the Company’s business objectives by attracting, retaining and motivating talented executive officers by providing incentives and economic security.
Compensation should align interests of executive officers with shareholders. The Company’s executive compensation is designed to reward favorable total shareholder returns, both in an absolute amount and relative to peers of the Company, taking into consideration the Company’s competitive position within the real estate industry and each executive’s long-term career contributions to the Company.
A significant amount of compensation for top executive officers should be based on performance. Performance-based pay aligns the interest of management with the Company’s shareholders. Performance-based compensation motivates and rewards individual efforts and Company success. Approximately 50% to 60% of the executive officer’s targeted compensation is linked to individual or company performance.
Compensation should be competitive. To attract and reduce the risk of losing the services of valuable managers but avoid the expense of excessive pay, compensation should be competitive. The Compensation Committee, with the help of outside advisors, assesses the competitiveness of the Company’s compensation to its executive officers by comparison to compensation of executive officers at other public companies. The Compensation Committee has regularly retained the services of Towers Watson, an independent human resources and compensation consulting firm, to report on current market trends and provide market data for the Named Executive Officers.
Share ownership guidelines align interests of executive officers with shareholders. The Compensation Committee has established share ownership guidelines. The Compensation Committee believes that requiring the executive officers to maintain a meaningful ownership interest in the Company relative to their annual base salaries may encourage the executive officers to act in a manner that creates value for the Company’s shareholders.
The Board of Trustees recommends a vote FOR the approval of the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.

PRINCIPAL AND MANAGEMENT SHAREHOLDERS
The following table sets forth the beneficial ownership of Common Shares for (i) each shareholder of the Company that is known to the Company to be the beneficial owner of more than 5.0% of the Company’s Common Shares based upon filings made with the SEC, (ii) each Named Executive Officer of the Company and (iii) the trustees and the Named Executive Officers of the Company as a group. Beneficial ownership of the Named Executive Officers, and the Named Executive Officers and the trustees as a group is reported below as of February 20, 2013. Beneficial ownership for the 5.0% or greater holders of the Company’s Common Shares is reported below as of December 31, 2012. None of the Named Executive Officers has pledged any of their Common Shares as collateral. Share ownership of the trustees of the Company appears under the heading “Information Regarding the Nominees and Continuing Trustees” in this Proxy Statement.

	Common Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent of Total

The Vanguard Group (2)	11,773,385	12.33
Vanguard Specialized Funds – Vanguard REIT Index Fund(3)	6,239,828	6.53
BlackRock, Inc.(4)	9,963,815	10.44
The Bank of New York Mellon Corporation(5)	5,572,955	5.84
Michael D. Barnello(6)	222,358	*
Bruce A. Riggins(6)	34,962	*
Alfred L. Young(6)	62,723	*
All trustees and the executive officers as a group (10 persons)(7)	546,389	*

* Represents less than one percent of class.
(1) The number of Common Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.
(2) As reflected in a statement on Schedule 13G/A filed by The Vanguard Group - 23-1945930 (“Vanguard”) with the SEC on February 12, 2013.  Based on information contained in the Schedule 13G/A, Vanguard has the sole power to vote or direct the voting of 272,400 of the Common Shares owned and shares power to vote or direct the voting of 67,500 of the Common Shares owned. Based on information contained in the Schedule 13G/A, Vanguard has the sole power to dispose of or to direct the disposition of 11,553,085 of the Common Shares owned and shares the power to dispose of or direct the disposition of 220,300 of the Common Shares owned. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 133,400 Common Shares or less than one percent of the Common Shares outstanding as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 225,900 Common Shares or less than one percent of the Common Shares outstanding as a result of its serving as investment manager of Australian investment offerings. Vanguard has its principal business office at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)    As reflected in a statement on Schedule 13G/A filed by Vanguard Specialized Funds – Vanguard REIT Index Fund – 23-2834924 (“Vanguard Funds”) with the SEC on February 14, 2013. Based on information contained in the Schedule 13G/A, Vanguard Funds has the sole power to vote or to direct the vote with respect to 6,239,828 Common Shares. Vanguard Funds has its principal business office at 100 Vanguard Blvd., Malvern, Pennsylvania 19555.
(4)    As reflected in a statement on Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 11, 2013.  Based on information contained in the Schedule 13G/A, BlackRock, in its capacity as the parent holding company of several subsidiaries, is deemed to have sole power to vote or to direct the vote with respect to all of the Common Shares and is deemed to have sole power to dispose or to direct the disposition with respect to all of the Common Shares.  BlackRock Fund Advisors, a subsidiary of BlackRock, beneficially owns 5% or more of the Common Shares outstanding. BlackRock has its principal business office at 40 East 52nd Street, New York, New York 10022.
(5)    As reflected in a statement on Schedule 13G filed by The Bank of New York Mellon Corporation (“BNY Mellon”) with the SEC on February 4, 2013.  Based on information contained in the Schedule 13G, BNY Mellon, in its capacity as the parent holding company of several subsidiaries, is deemed to have the sole power to dispose of or to direct the disposition of 5,086,117 of the Common Shares owned and shares the power to dispose of or direct the disposition of 279,370 of the Common Shares owned and is deemed to have the sole power to vote or direct the voting of 4,873,698 of the Common Shares owned and shares the power to vote or direct the voting of 2,450 of the Common Shares owned.  BNY Mellon has its principal business office at One Wall Street, 31st Floor, New York, New York 10286.
(6) The business address for this shareholder is 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814.
(7) For more information, see footnote 3 of the table appearing on page 4 of this Proxy Statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s officers and trustees, and persons who own more than 10% of a registered class of the Company’s equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, trustees and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2012 the officers, trustees and 10% Holders timely filed all reports they were required to file under Section 16(a).
OTHER MATTERS
Solicitation of Proxies
The cost of solicitation of proxies will be paid by the Company. The trustees, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. The Company will reimburse such holders for their reasonable expenses. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although the Company reserves the right to engage solicitors if it deems them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.
Shareholder Proposals
Shareholder proposals intended to be presented at the 2014 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than November 20, 2013 in order to be considered for inclusion in the Company’s Proxy Statement relating to the 2013 meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).
For a proposal of a shareholder to be presented at the Company’s 2014 Annual Meeting of Shareholders, other than a shareholder proposal included in the Company’s Proxy Statement pursuant to Rule 14a-8, it must be received at the principal executive offices of the Company no earlier than the close of business on January 30, 2014, and on or before March 1, 2014. If the 2014 Annual Meeting of Shareholders is scheduled to take place before March 31, 2014 or after June 28, 2014, then notice must be delivered not earlier than the close of business on the 90th day prior to the 2014 Annual Meeting of Shareholders and not later than the close of business on the later of the 60th day prior to the 2014 Annual Meeting of Shareholders or the tenth day following the day on which public announcement of the date of the 2014 Annual Meeting of Shareholders is first made by the Company. Any such proposal should be mailed to: LaSalle Hotel Properties, 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, Attn: Bruce A. Riggins, Corporate Secretary.

Additional Matters
The Board of Trustees does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Trustees

Bruce A. Riggins
Secretary
Bethesda, Maryland
March 20, 2013

APPENDIX A

LASALLE HOTEL PROPERTIES
HISTORICAL REPORTED EBITDA
(in thousands)
(unaudited)

	For the year ended December 31,
	2012	2011	2010	2009	2008

Net income (loss) attributable to common shareholders	$45,146	$12,934	$(24,793)	$(18,770)	$10,630
Interest expense	52,896	39,704	36,504	37,956	48,213
Income tax expense (benefit)	9,062	7,081	3,424	4,257	(1,316)
Depreciation and amortization	124,363	111,282	110,676	109,896	106,748
Noncontrolling interests:
Redeemable noncontrolling interest in consolidated entity	—	(2)	(191)	(30)	(39)
Noncontrolling interests of common units in Operating Partnership	281	1	—	15	100
Noncontrolling interests of preferred units in Operating Partnership	—	—	—	367	5,178
Distributions to preferred shareholders	21,733	29,952	26,754	26,388	22,497
EBITDA	$253,481	$200,952	$152,374	$160,079	$192,011

Corporate Expense	33,984	23,673	26,600	19,003	26,702
Interest and other income	(9,212)	(5,093)	(5,899)	(16,316)	(7,731)
Net (gain)/loss on sale of property	—	(760)	6,967	—	—
Mezzanine loan discount amortization	(1,074)	—	—	—	—
Participating lease adjustments (net)	—	—	—	—	559
Non-cash ground rent	454	347	—	—	—
Hotel level adjustments (net)	(2,818)	37,665	(7,482)	(2,763)	(1,707)
Hotel EBITDA	$274,815	$256,784	$172,560	$160,003	$209,834
With respect to hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. The Company believes property-level results provide investors with supplemental information on the ongoing operational performance of the Company’s hotels and effectiveness of the third-party management companies operating the Company’s business on a property-level basis.
Hotel EBITDA includes all properties owned as of December 31, 2012 for the Company’s period of ownership in 2012 and the comparable period in 2011. Exceptions: Hotel EBITDA excludes the March period of ownership for Hotel Palomar, Washington, DC and partial December ownership of L’Auberge Del Mar and The Liberty Hotel. Hotel EBITDA for all stated periods excludes any properties the Company has sold.

LASALLE HOTEL PROPERTIES
Historical Hotel Operational Data
(in thousands)
(unaudited)

	For the year ended December 31,
	2012	2011	2010	2009	2008
Revenues:
Room	$592,785	$563,856	$387,805	$371,768	$442,308
Food and beverage	208,935	211,577	162,789	168,522	188,666
Other	53,629	52,926	41,492	44,322	49,960
Total hotel revenues	855,349	828,359	592,086	584,612	680,934

Expenses:
Room	149,772	143,725	94,967	91,058	100,809
Food and beverage	148,892	149,832	112,704	115,086	126,017
Other direct	20,195	20,877	18,183	21,497	23,600
General and administrative	66,862	65,744	48,486	47,812	54,254
Sales and marketing	56,109	54,432	42,842	42,438	48,037
Management fees	29,192	28,342	21,738	21,542	26,291
Property operations and maintenance	30,532	30,103	22,885	23,168	25,906
Energy and utilities	23,442	25,231	18,892	21,502	23,495
Property taxes	40,491	39,135	27,956	29,069	29,953
Other fixed expenses	15,047	14,154	10,873	11,437	12,738
Total hotel expenses	580,534	571,575	419,526	424,609	471,100

Hotel EBITDA	$274,815	$256,784	$172,560	$160,003	$209,834
Note:
Hotel EBITDA reflects information reported in the respective year. This schedule includes operating data for all properties owned as of December 31, 2012 for the Company's period of ownership in 2012 and the comparable period in 2011. Exceptions: The schedule excludes the March period of ownership for Hotel Palomar, Washington, DC and partial December ownership of L'Auberge Del Mar and The Liberty Hotel. All stated periods exclude any properties the Company has sold. Hotel EBITDA margin is calculated by dividing hotel EBITDA for the period by the total hotel revenues for the period.

Non-GAAP Financial Measures
EBITDA and Hotel EBITDA
The Company considers the non-GAAP measures of EBITDA and hotel EBITDA to be key supplemental measures of the Company’s performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company’s operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider EBITDA and hotel EBITDA to be helpful in evaluating a real estate company’s operations.
The Company believes that excluding the effect of non-operating expenses and non-cash charges, and the portion of these items related to unconsolidated entities, all of which are also based on historical cost accounting and may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and amortization, and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA also does not represent an amount that accrues directly to common shareholders.
With respect to hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. The Company believes property-level results provide investors with supplemental information on the ongoing operational performance of the Company’s hotels and effectiveness of the third-party management companies operating the Company’s business on a property-level basis.
EBITDA and hotel EBITDA do not represent cash generated from operating activities determined by GAAP and should not be considered as alternatives to net income, cash flows from operations or any other operating performance measure prescribed by GAAP. EBITDA and hotel EBITDA are not measures of the Company’s liquidity, nor are EBITDA and hotel EBITDA indicative of funds available to fund the Company’s cash needs, including its ability to make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that have been and will be incurred. EBITDA and hotel EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company’s operating performance.

LASALLE HOTEL PROPERTIES
3 BETHESDA METRO CENTER
SUITE 1200
BETHESDA, MD 20814
ATTN: KENNETH D SHOOP

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The Board of Trustees recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Trustees **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Denise M. Coll   02 Stuart L. Scott

The Board of Trustees recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

LASALLE HOTEL PROPERTIES
Annual Meeting of Shareholders
April 30, 2013 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael D. Barnello and Bruce A. Riggins, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LASALLE HOTEL PROPERTIES that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 09:00 AM, EDT on 4/30/2013, at the Hotel Palomar, 2121 P Street, NW, Washington, DC 20037, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side